UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2 TO
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

BroadWebAsia, Inc.
(F/K/A: World of Tea Inc.)
(Exact Name of Registrant as Specified in Charter)

Delaware	333-145953	20-8383706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9255 Sunset Boulevard Suite 1010 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 492-2255

c/o Israel Morgenstern
111 Castlewood Rd N16 6DJ
UK
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

AMENDMENT NO. 2 TO
CURRENT REPORT ON FORM 8-K /A

BroadWebAsia, Inc.
(F/K/A: World of Tea Inc.)

EXPLANATORY NOTES

This Amendment No. 2 on Form 8-K/A to the Current Report on Form 8-K originally filed with the Securities and Exchange Commission on February 12, 2008 by BroadWebAsia, Inc. (f/k/a World of Tea Inc.) as amended by Amendment No. 1 on Form 8-K/A, filed on February 29, 2008 by BroadWebAsia, Inc., amends and restates the Current Report in only certain respects. This Amendment No. 2 amends the portion of Item 2.01, set forth under the caption “Management’s Discussion and Analysis or Plan of Operation” in its entirety to reflect year end results, adds a new section to Item 2.01, under the caption “Controls and Procedures” and updates Item 9.01, Financial Statements and Exhibits to add certain financial information as of the fiscal year end, with respect to the business acquired in the Reverse Acquisition. In addition, this Amendment No. 2 corrects the each of the following matters in the Current Report:

•	The Current Report previously stated that our websites engaged in online video and other entertainment, when, in fact, the BroadWebAsia Network’s entertainment offerings do not include video;

•	The Current Report previously stated that the BroadWebAsia Network reaches over 13 million unique visitors per month, when, in fact, it reaches over 30 million;

•	The disclosure under the Risk Factor captioned “We may need additional capital and may not be able to obtain. . .”;

•	The disclosure under the Risk Factor captioned “If BBMAO fails to obtain a license for using search results from websites. . .”;

•
The information regarding Mr. Yacabucci set forth in the Current Report under “Executive Officers and Directors - Biographies” did not correctly report all of his historical officer positions with Xtiva; and

•
The list of transactions with related persons in the Current Report under “Certain Relationships and Related Transactions” is amended to reflect the principal amount of the Grid Note (as defined herein), as of December 31, 2007, and to delete a reference to the background of one $25,000 component of the advances under such Grid Note.

Item 2.01 Completion of Acquisition or Disposition of Assets

Share Exchange

The Share Exchange.  On February 12, 2008, World of Tea Inc. ("Holdings") entered into a Share Exchange Agreement (the "Exchange Agreement") by and among Holdings, BroadWebAsia, Inc., a British Virgin Islands company ("BroadWebAsia"), and shareholders holding all of the outstanding capital stock of BroadWebAsia (the "Shareholders").  Upon closing of the transaction contemplated under the Exchange Agreement (the "Share Exchange"), on February 12, 2008, the shareholders of BroadWebAsia agreed to transfer all of the shares of the capital stock of BroadWebAsia held by them, constituting all of the issued and outstanding stock of BroadWebAsia, to Holdings in exchange for 83,000,000 newly issued shares of common stock of Holdings.  Such share exchange caused BroadWebAsia to become a wholly owned subsidiary of Holdings. Unless the context requires otherwise, references to “we” or “us” for periods prior to the closing of the Share Exchange refer to BroadWebAsia, and such references subsequent to the closing of the Share Exchange refer to Holdings, together with consolidated subsidiaries, including BroadWebAsia.

Pursuant to the terms and conditions of the Exchange Agreement:

•
At the closing of the Share Exchange, each ordinary share of BroadWebAsia issued and outstanding immediately prior to the closing of the Share Exchange was converted into the right to receive 7.22053066550674 shares of Holdings' common stock, and each option and warrant to purchase BroadWebAsia's common stock was exchanged on the same basis into, respectively, an option or warrant to purchase Holdings' common stock.  An aggregate of 83,000,000 shares of Holdings' common stock were issued to the former holders of BroadWebAsia's common stock, and an aggregate of 7,596,292 shares of Holdings' common stock were reserved for issuance upon exercise of options issued in the Share Exchange, respectively.  In addition, Holdings exchanged warrants to purchase Holdings' common stock for warrants to purchase ordinary shares of BroadWebAsia.  Several of such warrants are exercisable to purchase a number of shares equal to $850,000 divided by 75% of the per share price received in the next financing or series of related financings in which Holdings sells shares of common stock or securities convertible into common stock for an aggregate sale price of not less than $1,000,000 (the "Triggering Financing"), for an aggregate exercise price of $850,000.  The other warrant is exercisable to purchase a number of shares equal to $300,000 divided by 100% of the per share price received in the Triggering Financing, for an aggregate exercise price of $300,000.

•
Upon the closing of the Share Exchange, the size of Holdings' Board of Directors was increased from two to three directors, Israel Morgenstern and Svetlana Pojasnikova resigned as officers and directors of Holdings, and Brad Greenspan, Peter Schloss and James Yacabucci were appointed to Holdings' Board of Directors.  Simultaneously with the Share Exchange, Holdings appointed the previous officers of BroadWebAsia as the new officers of Holdings.

•
Immediately following the Share Exchange, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, Holdings transferred all of its pre-Share Exchange assets and liabilities to its wholly owned subsidiary, WOT Holdings, Inc., a Delaware corporation ("SplitCo").  Thereafter, pursuant to a stock purchase agreement, Holdings transferred all of the outstanding capital stock of SplitCo to Israel Morgenstern and Svetlana Pojasnikova, the former officers and directors of Holdings, in exchange for cancellation of an aggregate of 2,000,000 shares of Holdings' common stock held by such persons (the "Split-Off"). The other stockholders of Holdings prior to the Share Exchange continued to hold 1,800,000 shares of the Company after the Split-Off. These 1,800,000 shares constituted Holdings' "public float" prior to the Share Exchange that will continue to represent the shares of Holdings' common stock eligible for resale without further registration by the holders thereof, until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or the effectiveness of a further registration statement under the Securities Act, permits additional sales of issued shares.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Following the closing of the Share Exchange and Holdings' cancellation of 2,000,000 shares in the Split-Off, there were 84,825,000 shares of Holdings' common stock issued and outstanding.  Approximately 97.8% of such shares were held by the former shareholders of BroadWebAsia.

As a condition to the Share Exchange, stockholders of Holdings prior to the Share Exchange who held an aggregate of at least 800,000 shares of Holdings' common stock were required to enter into Lock-up Agreements with us, pursuant to which their disposal of beneficial ownership of such shares of our common stock is subject to certain restrictions for a period of 120 days following the date of the Share Exchange.

In connection with the Share Exchange, each holder of options and warrants to purchase ordinary shares of BroadWebAsia exchanged such BroadWebAsia options and warrants for options and warrants to purchase shares of common stock of Holdings. Specifically, at the time of the Share Exchange, BroadWebAsia had outstanding stock options to purchase an aggregate of approximately 1,052,039 of its ordinary shares, warrants to purchase a number of ordinary shares equal to $850,000 divided by 75% of the per share price received in the Triggering Financing and a warrant to purchase a number of ordinary shares equal to $300,000 divided by 100% of the per share price received in the Triggering Financing.  All such outstanding options and warrants were exchanged for stock options to purchase an aggregate of 7,596,292 shares of Holdings' common stock, warrants to purchase a number of shares of Holdings' common stock equal to $850,000 divided by 75% of the per share price received in the Triggering Financing and warrants to purchase a number of shares of Holdings' common stock equal to $300,000 divided by 100% of the per share price received in the Triggering Financing.  The terms of the Holdings stock options and warrants issued in the Share Exchange were substantially similar to the terms of the BroadWebAsia stock options and warrants outstanding prior to such Share Exchange, except that exercise price  and number of shares issuable upon exercise thereof were proportionally adjusted to reflect the exchange ratio in the Share Exchange.

Holdings has adopted, and its stockholders have approved, an equity incentive plan and reserved 12,723,750 shares of its common stock for issuance as incentive awards to officers, directors, employees and other qualified persons in the future.  Holdings has not yet granted any awards under such plan.

The shares of Holdings' common stock issued to former holders of BroadWebAsia's ordinary shares in connection with the Share Exchange, the Holdings options and warrants issued to former holders of BroadWebAsia options and warrants in the Share Exchange, and the shares of Holdings' common stock issuable upon exercise of such options and warrants, were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the restrictions applicable to such shares.

Changes Resulting from the Share Exchange.  Holdings intends to carry on BroadWebAsia's business as its sole line of business. Holdings has relocated its executive offices to 9255 Sunset Boulevard, Suite 1010, West Hollywood, California 90069 and its telephone number is (310) 492-2255.

Changes to the Board of Directors and Executive Officers.  Upon the closing of the Share Exchange, the size of Holdings' Board of Directors was increased from two to three directors, Israel Morgenstern and Svetlana Pojasnikova resigned as officers and directors of Holdings, and Brad Greenspan, Peter Schloss and James Yacabucci were appointed to Holdings' Board of Directors.  Simultaneously with the Share Exchange, Holdings appointed the previous officers of BroadWebAsia as the new officers of Holdings.

All directors hold office for one-year terms until the election and qualification of their successors.  Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment.  The Share Exchange is being accounted for as a reverse acquisition and recapitalization. BroadWebAsia is the acquiror for accounting purposes and Holdings is the acquired company. Accordingly, BroadWebAsia's historical financial statements for periods prior to the acquisition become those of the registrant (Holdings) retroactively restated for, and giving effect to, the number of shares received in the Share Exchange.  The accumulated deficit of BroadWebAsia is carried forward after the acquisition. Operations reported for periods prior to the Share Exchange are those of BroadWebAsia. Earnings per share for the periods prior to the Share Exchange are restated to reflect the equivalent number of shares outstanding.

Tax Treatment.  The Share Exchange is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), or such other tax free reorganization exemptions that may be available under the Code.

The Split-Off will result in taxable income to Holdings in an amount equal to the difference between the fair market value of the assets transferred and Holdings' tax basis in the assets.  Any gain recognized will be subject to federal income tax at regular corporate income tax rates.

Description of Our Company

Holdings was incorporated on February 2, 2007 in the state of Nevada for the purpose of developing various teas and herbal blends.  From its inception to date, it has not generated any revenues, and Holdings' operations have been limited to organizational, start-up, and capital formation activities.  Immediately following the Share Exchange, the existing assets and liabilities of Holdings were disposed of pursuant to the Split-Off.

BroadWebAsia was formed in the British Virgin Islands on November 22, 2005 to operate various Chinese language websites engaged in online entertainment, social networking and search services.

After the Share Exchange, Holdings succeeded to the business of BroadWebAsia as its sole line of business.  As used in this Current Report on Form 8-K, all references to the "Company," "we," "our" and "us" for periods prior to the closing of the Share Exchange refer to BroadWebAsia and its direct and indirect  subsidiaries, and for periods subsequent to the closing of the Share Exchange refer to Holdings and its direct and indirect subsidiaries (including BroadWebAsia).

BroadWebAsia currently has the following subsidiaries:

•	BWA Management Consulting (Shanghai) Co., Ltd., a PRC company ("BWA Shanghai");

•	BBMAO, Inc., a BVI company ("BBMAO BVI"); and

•	Accumo HK Limited, a Hong Kong company ("BBMAO HK").

We also currently have an equity joint venture Shandong Yinguang Internet Technology Co., Ltd., a PRC company ("9E3 JV").  BWA Shanghai, which is wholly owned by BroadWebAsia, was formed on March 20, 2007 for the purpose of entering into various commercial arrangements with Chinese companies that provide Internet services in China.  BBMAO BVI, which is 65% owned by BroadWebAsia, and BBMAO HK, which is a wholly owned subsidiary of BBMAO BVI, were formed in August 2005 to serve as holding companies.  9E3 JV was formed on pursuant to a joint venture contract with 9E3 and its founders (the "9E3 JV Contract") which was executed on December 4, 2006 and became effective for accounting purposes on November 14, 2007.

BBMAO BVI Acquisition and BWA Shanghai Commercial Arrangement

On August 16, 2006, we completed the acquisition from Palisades Technology, Inc., a company owned and controlled by one of our shareholders, Brad Greenspan, of stock representing 65% of the issued and outstanding capital stock of BBMAO BVI, and of its wholly owned subsidiary BBMAO HK, for a nominal amount of $1.00.  BBMAO BVI was incorporated in the BVI on August 8, 2005 for the purpose of being a holding company.  BBMAO HK was incorporated in Hong Kong on August 23, 2005 and operated through its Local Enterprise BBMAO, an internet search network that intelligently consolidates the results of other Chinese search engines.

On November 13, 2007, BBMAO entered into a series of commercial arrangements with our wholly owned PRC subsidiary, BWA Shanghai, to provide internet services in China.  Pursuant to a Management Services Agreement, dated November 13, 2007 (the "BBMAO MSA"), BWA Shanghai will provide to BBMAO executive and financial management personnel in exchange for thirty-five percent (35%) of the net profits of BBMAO.  The net profits of BBMAO will be paid to BWA Shanghai, and the net losses of BBMAO will be reimbursed by BWA Shanghai, no later than the last day of the month following the end of each calendar quarter, commencing on January 1, 2008.  BWA Shanghai may also advance to BBMAO, at its sole discretion, amounts to be credited against BWA Shanghai's future obligations to reimburse net losses to BBMAO.  Interest for the delaying of payment due under the BBMAO MSA will accumulate on such amounts at the rate of four percent (4%) per annum until paid.  During the term of the BBMAO MSA, the shareholders of BBMAO may not take any material action without the advance written consent of BWA Shanghai, and BWA Shanghai will have participation rights in the event that any shareholder proposes to transfer its shares to any other person.  In addition, without the effect of terminating or adversely affecting any license, permit or regulatory status of BBMAO, BWA Shanghai may transfer from BBMAO to BWA Shanghai any part or all of the business, personnel, assets and operations of BBMAO which may be lawfully conducted, employed, owned or operated by BWA Shanghai.  If BBMAO or any of the BBMAO shareholders materially breaches the BBMAO MSA and fails to remedy the breach within 60 days' notice from BWA Shanghai of such breach, they will be jointly and severally obligated to pay to BWA Shanghai liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of BWA Shanghai for the last completed fiscal quarter, or (b) $50 million.

Concurrent with the BBMAO MSA, each of the shareholders of BBMAO delivered a pledge agreement, pursuant to which they agreed that in the event BBMAO breaches the BBMAO MSA and fails to fully pay the liquidated damages specified in the BBMAO MSA, in addition to any rights and remedies available to BWA Shanghai under applicable laws, BWA Shanghai or its designee may at its election take control of, transfer, auction or otherwise dispose of 100% of the equity interests in BBMAO without prior consent of any party, subject to the restriction or prohibition under any applicable laws, in order to satisfy any outstanding obligations.

In connection with the BBMAO MSA, BWA Shanghai also entered into an immediately exercisable purchase option agreement ("Option Agreement") with BBMAO and its shareholders, pursuant to which the BBMAO shareholders granted BWA Shanghai or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of BBMAO's shares or BBMAO's assets from the BBMAO shareholders for RMB 1 or the lowest price permitted by then effective PRC law.  The option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of BBMAO, to be cancelled or invalidated.

BWA Shanghai also entered an exclusive technology consulting agreement with BBMAO, pursuant to which BWA Shanghai is acting as the exclusive technology consultant and related services provider to BBMAO to, among other things, train technical personnel, maintain the server(s) and develop and update its internet applications, develop and update application software for internet users and customers, and provide technical support for e-commerce and related applications and for development and implementation of advertising plans, software designs, website programming, in exchange for thirty percent (30%) of the net profits of BBMAO.  Moreover, all intellectual property created by BWA Shanghai in the course of providing the services will be the sole property of BWA Shanghai and BBMAO will have no right to any ownership or use of such intellectual property except under separate written agreement with BWA Shanghai.

9E3 Equity Joint Venture

On November 14, 2006, BroadWebAsia entered into a joint venture contract with 9E3, a PRC internet content provider, and its founders, pursuant to which the parties agreed to form a new equity joint venture entity, owned 50% by BroadWebAsia and 50% by 9E3.  A business license for this entity, 9E3 JV, was issued on December 4, 2006 and an application was filed by our PRC counsel seeking an ICP License for 9E3 JV.   The registered capital of 9E3 JV is $1,200,000, of which each of BroadWebAsia and 9E3 was required to contribute $600,000.  Both BroadWebAsia and 9E3 have contributed their full amount to 9E3 JV.  The transaction was finalized for accounting purposes on November 14, 2007.

Description of Our Business

As used in this Current Report on Form 8-K, all references to the "Company," "we," "our" and "us" for periods prior to the closing of the Share Exchange refer to BroadWebAsia and its direct and indirect  subsidiaries, and for periods subsequent to the closing of the Share Exchange refer to Holdings and its direct and indirect subsidiaries (including BroadWebAsia).

Overview

Holdings is a holding company whose primary business operations are conducted through its direct and indirect subsidiaries, BroadWebAsia, BWA Shanghai, BBMAO BVI and BBMAO HK, and our equity joint venture 9E3 JV.  Through our subsidiaries and our commercial agreements with Chinese companies that provide Internet services in China, we operate Chinese language websites engaged in online social networking and search services (collectively  referred to throughout this report as the "BroadWebAsia Network").

The BroadWebAsia Network targets an audience of young Chinese Internet users who are in the desirable15-30 year old demographic.  The BroadWebAsia Network is comprised of 9e3.com, a social networking website similar to myspace.com in the United States, and bbmao.com, a website focused on delivering meta search results.

The BroadWebAsia Network reaches over 30 million unique visitors generating over 85 million page views per month.  Our network is a powerful ecosystem that we believe accelerates growth of user traffic and advertising opportunities in the Web 2.0 sector.  Web 2.0 is the term used to describe the second generation of web-based communities and hosted services, such as social-networking sites, which aim to facilitate creativity, community, collaboration and sharing between users.  Although the term suggests a new version of the World Wide Web, it does not refer to an update to any technical specifications, but to changes in the ways software developers and end-users use the internet.  We believe that the diversity of our websites and product offerings provides us with competitive advantages over individual websites in the Web 2.0 sector.  We plan to grow our business organically and through acquisitions with other internet companies in the PRC that compliment our existing network of websites.

Our Industry

According to estimates by eMarketer and CNNIC, China had approximately 133 million internet users at the end of 2006 and is expected to have 156 million internet users at the end of 2007.  China's internet user base is expected to grow to 206 million by 2009 and 227 million in 2010.  This would make China the largest internet market in the world in 2010.  Approximately 55 million households, or approximately 15% of total households in China will have broadband internet access by the end of 2007 according to eMarketer.  Also, according to eMarketer, more than 75% of China's broadband users visit social networking sites to keep in touch with people or meet new friends.  eMarketer estimates that there are more than 88 million social networking users in China in 2007 and that this number will grow to more than 111 million in 2008.  Online advertising expenditures in China for 2007, excluding revenues from paid searches, are estimated by eMarketer to be approximately $1 billion.  This represents an approximate 100% increase over the past two years.

Our properties are well positioned to deliver online advertising and other internet services as more Chinese people gain access to the Internet and begin utilizing online services such as those offered by the BroadWebAsia Network.

Market Trends

With internet usage reaching maturity in the United States, much of current and future Internet user growth is coming from populous and developing countries such as China, India, Brazil, Russia and Indonesia.  According to eMarketer, Inc., the number of online users in China should eclipse the number of U.S. by early 2010 to create the world's largest internet market.

The number of online users in China is also being driven by greater access to computers and mobile phones connected to the Internet.  In the online entertainment space, innovative proprietary and user generated content and the lack of entertainment alternatives increase user stickiness, i.e., the chances that users will return more frequently to the website, which in turn increases opportunities to show advertisements. In the social networking space, lack of entertainment alternatives in China plus the natural community that is created on social networking websites also creates user stickiness, thereby increasing opportunities to show advertisements on these websites.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively:

•
Proven Management Team. Our management team has a proven track record of successful management of both publicly listed and privately held Internet, new media and technology companies inside and outside of China.  The executives that lead our primary operating segments have extensive operating experience in the China Internet industry with both domestic and international companies.

•
Cross-Marketing, Cross-Promotion and Cross-Sales. Because of the cross-marketing, cross-promotional and cross-sales opportunities that exist across all of our websites, our websites are able to leverage their user traffic to reduce their sales and marketing expenses and user acquisition costs.  This reduces expenses and improves both gross and operating margins.

•	Scaleable Business Model. We have a scaleable business model that enables us to increase our operating margins as we leverage the various economies of scales our business model encompass.

Our Growth Strategy

Our objective is to be a leading provider of online entertainment  and social networking in China.  The key elements of our strategy are as follows:

•
Develop our advertiser base. We plan to develop our advertiser base through advertising partnerships, acquisitions and development of our internal direct sales force.  We will target both domestic as well as international advertisers.

•
Increase the traffic of existing properties. We plan to continue to attract users to our websites by offering interesting and innovative content that is either proprietary or user generated.  We intend for each of our websites to be well known brands in their respective categories of entertainment offerings to increase user traffic to these websites and the opportunity to sell advertising on these websites.

•
Integrate new high traffic properties into the BroadWebAsia Network. We plan to build partnerships with other high traffic properties and to integrate these properties into the BroadWebAsia Network through revenue sharing arrangements, joint ventures or other strategic relationships.  Recently, we have implemented the use of technologies such as application program interfaces, or API's, to broaden the reach and traffic of our websites and we expect this to continue.

•
Partnerships with traditional media companies. Through partnerships, joint ventures or other relationships with traditional media companies such as magazine publishers, outdoor advertisers, wireless value added services providers and television stations, we will market the brands of our websites, ensure access to proprietary and innovative content and enhance our distribution channels and diversity of revenue streams.

We expect to execute these key elements of our growth strategy through a combination of investment in internal initiatives and in targeted acquisitions. Internal initiatives will focus typically on expanding capacity and enhancing our technology and services capabilities.  Through acquisition efforts, we intend to enhance our organization with businesses and technologies that will deepen our vertical market penetration, expand our market opportunity and broaden our customer base.

The BroadWebAsia Network

The BroadWebAsia Network targets an audience of young Chinese Internet users who are in the desirable15-30 year old demographic.  The BroadWebAsia Network is comprised of 9e3.com, a social networking website similar to myspace.com in the United States, and bbmao.com, a website focused on delivering meta search results.

The BroadWebAsia Network reaches over 30 million unique visitors generating over 85 million page views per month. Our network is a powerful ecosystem that we believe accelerates growth of user traffic and advertising opportunities in the Web 2.0 sector.  Web 2.0 is the term used to describe the second generation of web-based communities and hosted services, such as social-networking sites, which aim to facilitate creativity, community, collaboration and sharing between users.  Although the term suggests a new version of the World Wide Web, it does not refer to an update to any technical specifications, but to changes in the ways software developers and end-users use the internet.  Because of its diversity of websites and product offerings, the BroadWebAsia Network possesses significant competitive advantages over individual websites in the Web 2.0 sector.  We plan to grow our business organically and through acquisitions with other internet companies in the PRC that compliment our existing network of websites.

Social Networking

Our social networking website, 9e3.com, similar to myspace.com in the United States, is a popular Chinese social networking website with 12 million unique visitors and 100 million page views per month. Its users access multiple community oriented services including entertainment content, beauty and health, blogs, anime and social networking profiles for storing and sharing 9e3.com's intelligent content submission process has resulted in a large and diverse library of high quality user-generated content.  Consequently, it attracts a high number of viewers, many of whom become content creators.  This organic growth strategy has enabled 9e3.com to attract and sustain high levels of loyal visitors.  Each sub-community is built around social networking functionality, which helps friendships and business networks to form and grow.

Search Website

Our search website, bbmao.com, intelligently consolidates the results from other Chinese search engines. We believe that bbmao.com is the first meta-search website dedicated to Chinese language meta search.  It has won multiple industry awards for innovation, including the prestigious Red Herring 100 "Most Promising Companies in all of Asia," and ZDNet's "Top 10 Asian Techno Visionaries."  BBMAO is actively building on its search platform by developing contextual and social search technologies, which are scheduled for release at the end of 2007.  bbmao.com's social bookmarks are a unique way for users to save their searches and then share them with friends.

Our Competition

The digital media market is characterized by intense competition.  We compete with various domestic and international providers, some of which have substantially greater financial and other resources than ours.  We believe that our future success will depend upon our ability to develop diverse, rich content and service offerings that satisfy customer tastes with respect to style, design and substance. It will also depend on our ability to market a broad offering of network products in each category at competitive prices.

Social Networking

Our primary competitors in the social network market include myspacechina.com, 51.com, tudou.com, and mop.com.  Of these, we believe that 51.com is our strongest competitor in this segment.  We believe that we distinguish ourselves from MySpace by utilizing sites that were founded by and for Chinese users instead of constructing new independent sites.

Search Website

Our Search network intelligently consolidates the results from other Chinese search engines.  Our primary competitors in the search network market include Google and Baidu.  Of these, Baidu is our strongest competitor in this segment.  According to Google's Blog News Channel, Baidu holds a market share of 58% of the search query market share in China over Google's 22.8%.  Google's recent acquisition of Chinese internet portal tianya.cn is an effort to close this gap.

Intellectual Property

The domain name bbmao.com is registered in the name of BBMAO HK and is valid until February 17, 2010.  The domain name 9e3.com was registered in the name of BroadWebAsia on February 1, 2007 and is valid until January 18, 2010.

Our Properties and Facilities

Our corporate headquarters are located at 9255 Sunset Blvd., Suite 1010, West Hollywood, CA 90069.  We sublet this space from an entity controlled by Brad Greenspan, our Chairman and controlling shareholder.  This space consists of 1,000 square feet and includes 2 offices and the use of common facilities, including conference rooms.  We are currently paying $5,000 per month for the use of this space.

All land in China is owned by the State or collectives.  Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes.  In the case of land used in industrial purposes, the land use rights are granted for a period of 50 years.  This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws.  Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our executive offices in China are located at room 1201, No.93 Huai Hai Zhong Lu, Lu Wan District, Shanghai, PRC. We rent this space under a lease arrangement at RMB 30,400 (approximately $4,225 as of February 11, 2008) per month from September 25, 2006 to September 24, 2009  with Shanghai Long Xing Real Assets Development Limited.   This space consists of 117.86 square meters (approximately 1,268 square feet) and includes 1 office.

We believe our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.  We believe that each of our properties is covered by reasonably appropriate insurance.

Regulation

General

The telecommunications industry, including computer information and Internet access services, is highly regulated by the PRC government. Regulations issued or implemented by the State Council, the Ministry of Information Industry (the "MII"), and other relevant government authorities, cover virtually every aspect of telecommunications network operations, including entry into the telecommunications industry, the scope of permissible business activities, interconnection and transmission line arrangements, tariff policy and foreign investment.

In March 1998, the National People's Congress of the PRC approved a government restructuring plan that directed the MII to assume, among other things, the regulatory, administrative and other responsibilities of, and rights previously exercised by, the former Ministry of Post and Telecommunications.  The MII, under the leadership of the State Council, is responsible for, among other things:

•	formulating and enforcing telecommunications industry policy, standards and regulations;

•	granting licenses to provide telecommunications and Internet services;

•	formulating tariff and service charge policies for telecommunications and Internet services;

•	supervising the operations of telecommunications and Internet service providers; and

•	maintaining fair and orderly market competition among operators.

In September 2000, the PRC State Council promulgated the Telecommunications Regulations (the "Telecom Regulations"). The Telecom Regulations categorize all telecommunications businesses in China as either infrastructure telecommunications businesses or value-added telecommunications businesses, with wireless value-added services classified as value-added telecommunications businesses. The Telecom Regulations also set forth extensive guidelines with respect to different aspects of telecommunications operations in China.

In December 2001, in order to comply with China's commitments with respect to its entry into the World Trade Organization (the "WTO"), the State Council promulgated the Administrative Rules for Foreign Investments in Telecommunications Enterprises (the "Telecom FIE Rules").  The Telecom FIE Rules set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign invested telecommunications enterprise.  Pursuant to the Telecom FIE Rules, the ultimate capital contribution ratio of the foreign investor(s) in a foreign-funded telecommunications enterprise that provides value-added telecommunications services shall not exceed 50%.  In addition, all principal investors in such an enterprise must be themselves telecommunications operators. Pursuant to the Foreign Investment Industrial Guidance Catalogue, as of December 11, 2003, the permitted foreign investment ratio of value-added telecommunications services is no more than 50%.  However, uncertainty exists as to how these regulations will be implemented.  The PRC government authorities are still in the process of drafting detailed rules with respect to the procedures for the application for and approval of establishing a foreign-invested value-added telecommunications services enterprise.  To comply with these PRC regulations, we conduct substantially all of our operations through companies which are wholly owned by PRC citizens and incorporated in the PRC (referred to throughout the report as "Local Enterprises").  We do not have any equity interests in these Local Enterprises, but instead enjoy the economic benefits of the Local Enterprises through a series of commercial arrangements, which we and our subsidiaries and their respective shareholders have entered into.  In the opinion of Grandall Legal Group, our PRC legal counsel, the ownership structures of, and our commercial arrangements with, these Local Enterprises comply with all existing PRC laws and regulations, including the Telecom FIE Rules.

In addition to the regulations promulgated by the central PRC government, some local governments have also promulgated local rules applicable to Internet or other value-added telecommunications companies operating within their respective jurisdictions. In Beijing, the Municipal Administrative Bureau of Industry and Commerce (the "Beijing AIC"), has promulgated a number of Internet-related rules. In 2002, the Beijing AIC invalidated a previously issued circular and adopted a new set of rules requiring owners of the domain names of commercial websites located within Beijing to register their website names and commercial websites with the Beijing AIC.

Regulation of Internet Content Services

Subsequent to the State Council's promulgation of the Telecom Regulations and the Internet Information Services Administrative Measures (the "Internet Information Measures"), in September 2000, the MII and other regulatory authorities formulated and implemented a number of Internet-related regulations, including but not limited to the Internet Electronic Bulletin Board Service Administrative Measures (the "BBS Measures").  The Internet Information Measures require that commercial Internet content providers must obtain an Internet information license from the appropriate telecommunications authorities in order to carry on any commercial Internet content operations within China.  Internet content operators must display their operating license numbers in a conspicuous location on their home page.  Internet content operators are obliged to police their web sites in order to remove categories of harmful content that are broadly defined. This obligation reiterates Internet content restrictions that have been promulgated by other ministries over the past few years.  In addition, the Internet Information Measures also provide that Internet content operators which operate in sensitive and strategic sectors, including news, publishing, education, health care, medicine and medical devices, must obtain additional approvals from the relevant authorities in charge of those sectors as well.  The BBS Measures provide that any Internet content operator engaged in providing online BBS is subject to a special approval and filing process with the relevant governmental telecommunications authorities.  Of particular note to foreign investors, the Internet Information Measures stipulate that Internet content operators must obtain the consent of the MII prior to establishing an equity or cooperative joint venture with a foreign partner.

Certain local governments have promulgated local rules applicable to Internet companies operating within their respective jurisdictions. In Beijing, the Beijing AIC, has promulgated a number of Internet-related rules. In 2002, the Beijing AIC invalidated a previously issued circular and adopted a new set of rules requiring owners of the domain names of commercial websites located within Beijing to register their website names and commercial websites with the Beijing AIC.

Regulation of Wireless Value-Added Services

Pursuant to the Telecom Regulations, a commercial operator of Internet content services must obtain an operating license. Other than this requirement, PRC legislation on wireless telecommunications is generally aimed at regulating equipment and infrastructure rather than applications and value-added service providers.

The Administrative Measures for Telecommunications Business Operating Licenses (the "Telecom License Measures"), were promulgated by the MII on December 26, 2001.  The Telecom License Measures confirm that there are two types of telecommunications operations licenses for operators in China (including foreign-invested telecommunications enterprises), namely, licenses for infrastructure services and licenses for value-added services, for which a distinction is made as to whether a license is granted for intra-provincial or trans-regional, or inter-provincial, activities.  An appendix to the license details the permitted activities of the enterprise to which it was granted.  An approved telecommunications service operator must conduct its business, for both infrastructure and value-added services types of businesses, according to the specifications recorded on its Telecom Business Operating License.  The MII is the competent approval authority for foreign-invested telecommunications enterprises and for granting trans-regional licenses to value-added telecommunications enterprises.

9E3 is in cooperation with another company to provide "music SMS". The users may click the links on 9e3.com's website to eventually access the cooperator's website, which operates the wireless value-added service.  bbmao.com permits users access to their websites through WAP mobiles.  We have informally consulted with competent local authorities and were informed that such cooperation and services do not require approval for wireless value-added services.  However, due to the uncertainty of the interpretation and application of regulations concerning Wireless value-added service, there is a possibility that the competent local authorities will determine that our business arrangements are illegal.

Regulation of Internet Culture Activities

On May 10, 2003, the Ministry of Culture of the PRC promulgated the Internet Culture Administration Tentative Measures (the "Internet Culture Measures"), which became effective as of July 1, 2003.  The Internet Culture Measures require Internet content providers which engage in Internet culture activities to obtain an Internet culture business operations license from the Ministry of Culture in accordance with the Internet Culture Measures. The term "Internet culture activities" includes, among other things, acts of online dissemination of Internet cultural products, such as audio-visual products, game products, performances of plays or programs, works of art and cartoons, and the production, reproduction, importation, sale (wholesale or retail), leasing and broadcasting of Internet cultural products.

9E3 is in the process of applying for an Internet culture business operations license with the Ministry of Culture.

Regulation of Information Security and Censorship

PRC legislation concerning information security and censorship specifically prohibits the use of Internet infrastructure where it results in a breach of public security, the provision of socially destabilizing content or the divulgence of State secrets.  "A breach of public security" includes a breach of national security or disclosure of state secrets; infringement on state, social or collective interests or the legal rights and interests of citizens; or illegal or criminal activities.  "Socially destabilizing content" includes any action that incites defiance or violation of PRC laws; incites subversion of state power and the overturning of the socialist system; fabricates or distorts the truth, spreads rumors or disrupts social order; advocates cult activities; or spreads feudal superstition, involves obscenities, pornography, gambling, violence, murder, or horrific acts or instigates criminal acts. "State secrets" are defined as "matters that affect the security and interest of the State." The term covers such broad areas as national defense, diplomatic affairs, policy decisions on State affairs national economic and social development, political parties and "other State secrets that the State Secrecy Bureau has determined should be safeguarded."

According to the aforementioned legislation, it is mandatory for Internet companies in China to complete security filing procedures with the local public security bureau and for them to update their filings regularly with the local public security bureau regarding information security and censorship systems for their websites. In this regard, the Detailed Implementing Rules for the Measures for the Administration of Commercial Web Site Filings for the Record, promulgated in July 2002 by the Beijing AIC, state that websites must comply with the following requirements:

•	they must file with the Beijing AIC and obtain electronic registration marks;

•	they must place the registration marks on their websites' homepages; and

•	they must register their website names with the Beijing AIC.

We have successfully filed and registered our websites and website names with the Beijing AIC and have obtained an electronic registration mark.

Regulation of Advertisements

The principle legislation governing advertisements in China is the Advertising Law (1996) and the Administrative Regulations of Advertisements (1987), pursuant to which an entity conducting advertising activities must obtain a permit from the local Administration of Industry and Commerce (the "AIC").  The State Administration of Industry and Commerce (the "SAIC") is the government agency responsible for regulating advertising activities in China.  In February 2000, the SAIC issued a circular requiring any Internet content operator engaging in advertising activities to obtain an advertising license.   9E3 has obtained the Advertising Business Permit.

Regulation of Online Publications

The State News and Publications Administration (the "SNPA"), is the government agency responsible for regulating publishing activities in China. On June 27, 2002, MII and SNPA jointly promulgated the Tentative Internet Publishing Administrative Measures (the "Internet Publishing Measures"), which took effect on August 1, 2002.  The Internet Publishing Measures require Internet publishers to secure approval from SNPA.  The term "Internet publishing" is defined as an act of online dissemination whereby Internet information service providers select, edit and process works created by themselves or others (including content from books, newspapers, periodicals, audio and video products, electronic publications, and other sources that have already been formally published or works that have been made public in other media) and subsequently post the same on the Internet or transmit the same to users via the Internet for browsing, use or downloading by the public.

Based on our informal consultation with competent authorities, the content published on the websites in our project are not likely deemed as the "online publications" which needs to be approved before publication.  On the other hand, we are not aware that any ICP company has been required by the government to obtain an "Online Publication License" as described under the Regulation for providing ICP services.  However, we can not assure you the competent authority will not determine that our business shall be subject to "online publication" at some time in future, since the competent authority has a wide discretion in this aspect.

Regulation of Online Audio and Video Services

According to press reports, China's State Administration of Radio, Film and Television (the "SARFT") and MII have co-published new regulations for Online Audio and Video Services, which will take effect from January 31, 2008. The regulations cover the production, editing, and aggregation of audio and video content and provision to the public through both Internet and mobile networks. The new regulation defines the SARFT as the authority to administer, monitor, and regulate the industry's development, while the MII, with authority over the Internet and mobile telecommunications industry, will have related monitoring responsibilities and will provide a set of service guidelines. According to the regulations, all online audio and video service providers will be required to apply for an "Online Audio-Visual Broadcasting License", the key qualifications for which include being majority state-owned or state-controlled and possessing a comprehensive program censoring system, legal program resources, legal funding sources, and "standardized technology."

Currency Regulations

The principal regulations governing foreign exchange in China are the Foreign Exchange Control Regulations (1996) and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations  (1996) (the "Exchange Regulations"). Under the Exchange Regulations, the Renminbi is freely convertible into foreign exchange for current account items, including the distribution of dividends. Conversion of Renminbi for capital account items, such as direct investment, loans, security investment and repatriation of investment, however, is still subject to the approval of the State Administration of Foreign Exchange ("SAFE").  Under the Exchange Regulations, foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account items (but not for other items).  In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.  Capital investments by foreign-invested enterprises outside of China (excluding Hong Kong, Macau and Taiwan) are also subject to limitations, which include approvals by the Ministry of Commerce, SAFE and the State Reform and Development Commission.

Other Regulations

Under current PRC laws and regulations, foreign investment entities ("FIEs") may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, FIEs in China are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Our Employees

As of December 31, 2007, we employed 46 full-time employees.  The following table sets forth the number of our full-time employees by function:

As of December 31, 2007
Technical support	17
Sales and marketing	1
General and administration	15
Executive Officers	5
Research and Development	8
TOTAL	46

We believe that our relationship with our employees is good.  The remuneration payable to employees includes basic salaries and allowances.  We also provide training for our staff from time to time to enhance their technical knowledge.  We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees.  We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments.  We are currently required to contribute to the scheme a certain percentage of the average monthly salary, depending upon locale.  In addition, we are required by PRC law to cover employees in China with various types of social insurance and believe that we are in material compliance with the relevant PRC laws.  The compensation expenses related to this scheme was $15,074 and nil, respectively, for the years ended December 31, 2007.  In addition, we are required by Chinese law to cover employees in China with various types of social insurance.  We have purchased social insurance for all of our employees.  The contributions to these various schemes in total approximate 20% of the average monthly salary.

Insurance

We do not maintain property insurance for our premises located in West Hollywood, California 90069 where our executive offices are located, and we are not a named insured on our sublessor's insurance policy.  We also maintain liability insurance for our directors and officers.  We do not maintain business interruption insurance or key-man life insurance.  We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China.

Legal Proceedings

There is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

Forward-Looking Statements

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called "forward-looking statements," all of which are subject to risks and uncertainties.  Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "forecasts," "projects," "intends," "estimates," and other words of similar meaning.  One can identify them by the fact that they do not relate strictly to historical or current facts.  These statements are likely to address the Company's growth strategy, financial results and product and development programs.  One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company's forward looking statements.  Such risks and uncertainties include but are not limited to those outlined in the section entitled "Risk Factors" and other risks detailed from time to time in our filings with the SEC or otherwise.  These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.  No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate.  It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We do not assume any obligation to update any forward-looking statement.  As a result, investors should not place undue reliance on these forward-looking statements.

Management's Discussion and Analysis or Plan of Operation

This discussion should be read in conjunction with the other sections of this Report, including "Risk Factors," "Description of Business" and the Financial Statements attached hereto as Item 9.01 and the related exhibits.  The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report.  See "Forward-Looking Statements." Our actual results may differ materially.

Overview of Our Business

Through BroadWebAsia's Chinese subsidiaries and our commercial arrangements with Local Enterprises, we operate Chinese language websites engaged in social and community entertainment and search services.   The BroadWebAsia Websites target an audience of young Chinese Internet users between the ages of 13-30 years old. This demographic is highly desirable for advertisers.  The BroadWebAsia Websites are comprised of 9e3.com, a social and community media website focused on the 13-30 year old demographic in China, and bbmao.com, a website focused on delivering Meta and social search results to Chinese internet users.

The BroadWebAsia Websites reach over 30 million unique visitors per month and generates over 100 million page views per month.  The BroadWebAsia Websites are focused on growing user traffic and exploiting opportunities that Web 2.0 applications and services offer. Web 2.0 is the term used to describe the second generation of web-based communities and hosted services, such as social-networking sites, which aim to facilitate creativity, community, collaboration and sharing between users.  Although the term suggests a new version of the World Wide Web, it does not refer to an update to any technical specifications, but to changes in the ways software developers and end-users use the internet. We plan to grow our business organically and through acquisitions with other internet companies in the PRC that compliment our existing websites.

Going Concern

The consolidated financial statements filed with this Current Report are prepared on a going concern basis, which considers the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2007, we had cash and cash equivalents of $42,444, a working capital deficit of $7,194,581, and a shareholders’ deficit of $5,717,245. The report of our Independent Registered Public Accounting Firm on our financial statements as of and for the year ended December 31, 2007 includes a "going concern" explanatory paragraph which means that the accounting firm expressed substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of assets or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Management’s plans with regard to these conditions include financing our existing and future operations through issuances of common stock and/or advances from the stockholders, as well as the exploration of profitable business opportunities. In April 2008, we secured additional financing of $1,455,202 from our majority stockholder, the proceeds from which were used to repay Short-term loans. There can be no assurance that funds required during the next twelve months or thereafter will be generated from operations or that those funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders.

Principal Factors Affecting our Financial Performance

We believe that the following factors affect our financial performance:

Growth of Internet Usage in China

According to estimates by eMarketer and CNNIC, China had approximately 133 million internet users at the end of 2006 and more than 170 million internet users at the end of 2007.  China's internet user base is expected to grow to 206 million by 2009 and 227 million in 2010.  This would make China the largest internet market in the world in 2010.  Approximately 55 million households, or approximately 15% of total households in China had broadband internet access at the end of 2007 according to eMarketer.  Also, according to eMarketer, more than 75% of China's broadband users visit social or community entertainment focused websites to keep in touch with people or meet new friends.  eMarketer estimates that there are more than 88 million social networking users in China in 2007 and that this number will grow to more than 111 million in 2008.  Online advertising expenditures in China for 2007, excluding revenues from paid searches, are estimated by eMarketer to be approximately $1 billion.  This represents an approximate 100% increase over the past two years.

PRC Regulations Promoting Use of the Internet

The Internet industry in China is highly regulated by the PRC government. Various regulatory authorities of the central PRC government, such as the State Council, the MII, the SAIC, the Ministry of Culture, the State Press and Publication Administration, and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet and online games industries.  For details regarding these regulations see "Our Business—Regulations."

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, in dollars and key components of our revenue for the period indicated in dollars.

	Year Ended December 31
	2006	2007
Sales revenue	$491	$1,333
Cost of sales	(25)	-
Gross profit	466	1,333
Expenses
Administrative expenses	591,936	1,992,636
Selling expenses	13,354	29,491
Research and Development expenses	-	3,288,000
Impairment on Goodwill	-	140,072
Total expenses	605,290	5,450,199
Operating loss	(604,824)	(5,448,866)
Investment loss	(28,103)	(60,292)
Interest income	1,313	322
Interest expense	-	(367,656)
Minority interests	86,197	4,852
Net loss	(545,417)	(5,871,640)

Comparison of Years Ended December 31, 2007 and December 31, 2006

Sales Revenue. Our sales revenue is generated from sales of display advertisements, banner advertisements and pop-up advertisements on our websites directly to our advertising clients or via advertising agencies by our internal advertising sales force and other advertising revenues from the sale of keyword search results, however it was negligible during the periods presented.  Sales revenue increased $842, to $1,333 for the fiscal year ended December 31, 2007 compared to $491 for fiscal year 2006.

Cost of Sales. Cost of Sales includes bandwidth costs and certain other costs directly associated with the operation of our websites.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales.  Our gross profit increased $867, to $1,333 for the fiscal year ended December 31, 2007 from $466 for fiscal year 2006.  Gross margin increased 5%, to 100% for the fiscal year ended December 31, 2007 from 95% for fiscal year 2006.

Administrative Expenses. Administrative expenses consist of the costs associated with staff and support personnel who manage our business activities and professional fees paid to third parties.  Our administrative expenses increased $1,407,148, or 240.34%, to $1,992,636, including amortization and depreciation for the fiscal year ended December 31, 2007 from approximately $585,488 for fiscal year 2006.  This increase was primarily attributable to increased personnel salaries, business plan development, developing a corporate structure, and expenses incurred toward establishing operations.  We are now working to improve our internal control system to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404.  As a result, we expect that our administrative expenses will continue to increase until we have fully implemented our new accounting system and our SOX 404 evaluation is completed.

Selling Expenses. Selling expenses include advertising costs and promotional materials, traveling expenses for marketing activities and other sales related costs.  Our selling expenses increased $16,137 to $29,491 for the fiscal year ended December 31, 2007 from $13,354 for fiscal year 2006.  As a percentage of sales revenue, our selling expenses are not meaningful due to our minimal operations during the periods presented.

Research & Development Expenses. Research and development expenses include amounts relating costs under arrangements in the form of notes we have entered into with potential acquisition targets, for funding the development of certain products and applications such as the creation of Chinese language widgets, user-manipulated start-pages, interactive guides and other web 2.0 applications. We have expensed these notes receivable following the accounting prescribed by Statement of Financial Accounting Standards No. 68, Research and Development Arrangements. Our research and development expenses increased $3,288,000 for the fiscal year ended December 31, 2007 from nil for the 2006 fiscal year. As a percentage of sales revenue, our research and development expenses are not meaningful due to our minimal operations during the periods presented.

Impairment of Goodwill. We assess the carrying value of our goodwill on an annual basis when factors are present that indicate impairment may have occurred. We recorded $140,072 in goodwill impairment at December 31, 2007 primarily due to slower than anticipated growth and performance of our subsidiary, BBMao Network Technology Co, Ltd.

Total Expenses. Our total expenses increased $4,844,909, or 800.43%, to $5,450,199for the fiscal year ended December 31, 2007 from $605,290 for fiscal year 2006.  The majority of this increase relates to the expansion of the business, business plan development, developing a corporate structure and establishing operations.  Total expenses as a percent of revenue is not meaningful due to our minimal operations during the periods presented.

Operating loss. Loss from operations before taxes increased $4,844,042, or 800.90%, to $5,448,866 during the fiscal year ended December 31, 2007 from $604,824 during fiscal year 2006.  Income from operations before taxes as a percentage of sales is not meaningful due to the factors described above.

Net loss. Our net loss increased $5,326,223, or 976.54%, to $5,871,640 during the fiscal year ended December 31, 2007 from $545,417 during fiscal year 2006, as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2007, we had cash and cash equivalents of $42,444.  The following table provides detailed information about our net cash flow for all financial statements periods presented in this Current Report.

Cash Flow
(All amounts are in thousands of U.S. dollars)

	Year Ended December 31,
	2006	2007
Net cash provided by (used in) operating activities	(182)	(4,166)
Net cash provided by (used in) investing activities	(608)	(741)
Net cash provided by (used in) financing activities	953	4,798
Effect of foreign currency translation on cash and cash equivalents	2	(13)
Net cash Flow	165	(122)

Operating Activities

Net cash used in operating activities was $4,166,487 for year ended December 31, 2007, which is an increase of $3,984,670 from the $181,817 net cash used in operating activities for the same period in 2006.  The increase of net cash used in operating activities was mainly due to increase in the business plan development, developing a corporate structure, and expenses incurred toward establishing operations, offset by decreases in amounts due to related companies.

Investing Activities

Our main uses of cash for investing activities have been investments in joint venture entity and issuance of convertible notes.

Net cash used in investing activities in the year ended December 31, 2007 was $741,147 which is an increase of $132,923 from net cash used in investing activities of $608,224 in the same period of 2006.  The increase was due to expansion of business, including investments in joint venture entity and issuance of convertible notes.

Financing Activities

Net cash provided by financing activities in the year ended December 31, 2007 totaled $4,798,330, which is an increase of $3,845,876 from net cash used in financing activities of $952,454 in the same period of 2006.  The increase in net cash is attributable to related party loans from our principal shareholder.  Our debt to equity ratio was 1.35:1 as of December 31, 2007 and is not indicative of our financing plans under our business plan.

Our current liquidity resources are insufficient, and we require additional capital to execute our business plan.  To the extent that we are unable to obtain sufficient financing, we may be required to substantially reduce our planned acquisitions and/or operations.

Loan Facilities:

The following table illustrates our credit facilities, providing the name of the lender, the amount of the facility, the date of issuance and the maturity date.

Lender	Date of Loan	Maturity Date	Duration	Interest Rate	Principal Amount
Ron Greenspan	September 14, 2007	September 13, 2008	1 year	18%	$ 50,000
J. M. Mallick Revocable Trust	September 19, 2007	September 1, 2008	1 year	18%	$ 50,000
Various Lenders under a Note Purchase Agreement	February 12, 2008	August 12, 2008	6 months	10% to 18%	$300,000
Brad Greenspan: Grid Note	December 7, 2008	Undetermined	60 days after written notice by Brad Greenspan	Federal short-term interest rate or “blended” rate	$5,955,935 as of May 19, 2008
Brad Greenspan: Convertible Note	December 7, 2008	Undetermined	60 days after written notice by Brad Greenspan	Federal short-term interest rate or “blended” rate	$1,150,000
Total					$7,505,935 as of May 19, 2008

We expect that we will repay the foregoing loans upon maturity out of operating cash flows or through a refinancing of the debt by having a new financing.  The Bridge Notes (as defined below) mature on the earlier of August 13, 2008 and the next transaction (or series of related transactions) in which we or our successor sell shares of our capital stock or securities convertible into shares of our capital stock for aggregate gross proceeds of not less than $4,000,000 (including any amounts received upon conversion or cancellation of indebtedness). We believe that our currently available working capital is insufficient to sustain our operations at our current levels through at least the next twelve months and to repay the credit facilities referred to above.  We will need to raise capital in order to execute our business plan.

Below is a brief summary of the payment obligations under material contacts to which we are a party:

•
On September 14, 2007, BroadWebAsia entered into an agreement with Ron Greenspan, the father of Brad Greenspan, our Chairman and controlling stockholder, for a secured note (the "Greenspan Note") in the principal amount of $50,000. The interest on the aggregate outstanding principal amount of the Greenspan Note accrues at a rate of 18% per annum, payable every two months in arrears, beginning on November 14, 2007 and the loan has a maturity date of September 13, 2008.  However, in an event of default the principal and unpaid interest on the Greenspan Note will bear interest of 25% or the maximum rate authorized by applicable law.  In connection with advance of funds under the Greenspan Note, we delivered to Ron Greenspan, among other things, a five-year warrant, dated September 19, 2007, for the purchase of such number of BroadWebAsia shares that are equal to $50,000 divided by an amount equal to 75% of the per share price received in the next financing or series of related financings in which we sells shares of our common stock or securities convertible into common stock for an aggregate sale price of not less than $1,000,000 (the "Triggering Financing"). The warrants issued in connection with the loan are accounted for as a discount on the loan with the discount being authorized and recognized as interest expense over the term of the loan.

•
On September 19, 2007, BroadWebAsia entered into an agreement with J. M. Mallick Revocable Trust, or Mallick, for a secured note, or the Mallick Note, in the principal amount of $50,000. The interest on the aggregate outstanding principal amount of the Lakewood Note accrues at a rate of 18% per annum, payable every two months in arrears beginning on November 1, 2007, and the loan has a maturity date of September 1, 2008.  In connection with advance of funds under the Mallick Note, we delivered to Mallick, among other things, a five-year warrant for the purchase of such number of BroadWebAsia shares that are equal to $50,000 divided by an amount equal to 75% of the per share price received in the Triggering Financing.

•
Following the Share Exchange and the Split-Off, on February 15, 2008, we sold an aggregate of $300,000 principal amount of promissory notes ("Bridge Notes") to several purchasers in a private placement transaction pursuant to a Note Purchase Agreement, dated as of February 15, 2008, among us and the Lenders named therein. The Bridge Notes are due on the earlier of August 13, 2008 and the next transaction (or series of related transactions) in which we or our successor sell shares of our capital stock or securities convertible into shares of our capital stock for aggregate gross proceeds of not less than $4,000,000 (including any amounts received upon conversion or cancellation of indebtedness). Interest on the Bridge Notes accrues at a rate of 10% per annum for the first month they are outstanding and at a rate of 18% per annum thereafter. We may prepay the Bridge Notes at any time, in whole or in part, without penalty or premium. If we default in the payment of interest and/or principal on any Bridge Note, the holder thereof may at his option elect to convert all or a portion of the outstanding principal and unpaid accrued interest thereon into shares of our common stock at a conversion price equal to 50% of the closing sale price of our common stock on the date immediately prior to such conversion.

•
From time to time Brad Greenspan, our Chairman and controlling stockholder, has advanced us various amounts of funds for our working capital.  At September 30, 2007, we owed Mr. Greenspan approximately $3,000,000.  On December 7, 2007, BroadWebAsia issued to Mr. Greenspan a convertible note (the "Convertible Note") in the principal amount of $1,150,000 and a "grid" promissory note (the "Grid Note") in the principal amount of $3,000,000. The Grid Note and Convertible Note were assumed by the Company at the time of the reverse acquisition with BroadWebAsia in accordance with the provisions of the Share Exchange Agreement.  The notes bear interest at the federal short-term rate in effect during the periods in which any amount owed pursuant to the terms of the notes remain outstanding, or for any entire calendar year that the note remained outstanding, the note bears interest at the "blended annual rate" which is published annually by the Internal Revenue Service.  Principal and accrued interest on the note is payable within sixty (60) days following Mr. Greenspan's written demand for payment, but the Company has the right at any time to prepay, in whole or in part, the principal and accrued interest without penalty upon fifteen (15) days prior written notice to Mr. Greenspan.  The Convertible Note is convertible into shares of our common stock, at the per share price received in the first financing.

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On April 2, 2008, Mr. Brad Greenspan, as guarantor under our senior secured note, dated September 12, 2007, in the principal amount of $750,000, paid the lender thereunder $810,985 as payment in full of the principal, interest, and associated fees with respect to such note. We have agreed to enter into a convertible promissory note agreement with Mr. Greenspan for this amount; however, final terms for this agreement have not yet been reached.

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On April 10, 2008, Mr. Brad Greenspan, as guarantor under our junior secured promissory note, dated December 5, 2007, in the principal amount of $600,000, paid the lender thereunder $634,216 as payment in full of the principal, interest, and associated fees with respect to such note. We have agreed to enter into a convertible promissory note agreement with Mr. Greenspan for this amount; however, final terms for this agreement have not yet been reached.

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On April 15, 2008, Mr. Brad Greenspan advanced an additional $1,300,000 to us to provide to HupoTV for registered capital. We have agreed to enter into a convertible promissory note agreement with Mr. Greenspan for this amount; however, final terms for this agreement have not yet been reached.

In future periods while the purchase warrants remain outstanding, we generally expect to report a gain on derivative liability as our stock price declines, and a loss on derivative liability as our stock price increases (assuming other assumptions used to estimate fair value remain constant). The non-cash gain or loss reported upon re-measurement of our embedded derivative liability may not be indicative of the operating results of our core business activities, but could significantly affect our future reported basic earnings or loss per share depending on numerous factors including the volatility of our stock price.

Seasonality

Our user traffic tends to be seasonal. For example, we generally experience more user traffic during public holidays in China and our advertisers usually spend more to reach them.  In addition, advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has lessened the impact of the cyclicality and seasonality of our business.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Derivatives: The Company follows the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) along with related interpretation EITF No. 00-19 “Accounting for Derivative Financial Instruments to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company values these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is marked to market at the end of each reporting period with the gain or loss recognition recorded against earnings. The Company continues to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The Company utilizes the Black-Schloes option pricing model to estimate fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

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Development Type Agreement:We explore and investigate various business and acquisition opportunities in order to develop and grow our operations. We have advanced funds to various entities in connection with potential investment and acquisition opportunities. We eneter into formal note agreements, which also allow us to acquire an equity interest in these entities. These entities generally use the funds advanced by us for development activities. The ultimate repayment of the notes receivable is dependent upon the results of these development activities having future economic benefit. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 68, Research and Development Agreements, we have charged the advances to research and development expenses. Additionally, since the payment of any interest income related to the notes receivable is dependent on the results of the development activities, we recognize interest income on the notes receivable generally only when cash is received. We recorded $3,288,000 in research and development expenses relating to these notes receivable during the year ended December 31, 2007. Included in the $3,288,000 is $300,000 that should have been recorded as a period cost in 2006. Management evaluated this matter in context of SEC Staff Accounting Bulleting (“SAB”) No. 99, Materially, and determined that the error was not material to previously issued financial statements.

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Revenue Recognition: Our revenues are derived principally from the provision of online social and community entertainment and search services via our websites, and the sale of online display advertising and key word search services. We recognize revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured. We assess whether an amount due from a customer is fixed or determinable based on the terms of the agreement with the customer, including, but are not limited to, the payment terms associated with transaction.

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Consolidation of Variable Interest Entities: PRC law currently limits foreign ownership of companies that provide Internet content and advertising services.  To comply with these foreign ownership restrictions, we operate our websites in China through our indirect subsidiaries BWA Shanghai and 9E3 JV.  We have commercial arrangements with Local Enterprises and their shareholders pursuant to which we provide technology consulting services and license certain software products and registered domain names and trademarks. Through these commercial arrangements, we also have the ability to substantially influence the Local Enterprises' daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval.  As a result of these commercial arrangements, which enable us to control the Local Enterprises, we are considered the primary beneficiary of the Local Enterprises.  Accordingly, we regard each Local Enterprise as a Variable Interest Entity under FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," or FIN 46R, and consolidate its results, assets and liabilities in our financial statements.

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Intangible Assets: We carry intangible assets at cost less accumulated amortization. We compute amortization using the straight-line method over the estimated 5.5-year economic life. We review and adjust the carrying value of the intangible assets if the facts and circumstances indicate that the intangible assets may be impaired. The impairment test is applied by comparing the undiscounted cash flow against the carrying value of the assets. If the undiscounted cash flow is less than the carrying value, an impairment loss is recognized as the difference between the carrying value and the fair value of the intangible assets.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

RISKS RELATED TO OUR INDUSTRY

The Internet industry is highly regulated by the PRC government. If we fail to obtain or maintain all pertinent permits and approvals, our business operations may be materially adversely affected.

The Internet industry is highly regulated by the PRC government. Regulations issued or implemented by the State Council, the MII, and other relevant regulatory authorities regulate many aspects of the Internet industry, including the provision of value-added telecommunications services, foreign investment in the telecommunications industry, and the scope of permissible online business activities.  In September 2000, PRC's State Council promulgated the Telecommunications Regulations, which categorized all telecommunications businesses as either infrastructure telecommunications businesses or value-added telecommunications businesses, with various Internet-related services and activities classified as value-added telecommunications businesses. According to the Telecommunications Regulations, a commercial operator of any of the telecommunications services must obtain the requisite operating licenses.

Since the publication of the Telecommunications Regulations, various administrative measures have been introduced or amended to govern various aspects of the Internet services, such as Internet information services, online news services, Internet publishing, Internet medical, health and drug information services, online advertising services, Internet access services and international connections for computer information networks.  We are required to obtain applicable permits or approvals from different PRC regulatory authorities in order to provide those services.  For example, an Internet content provider ("ICP") must obtain a Value-Added Telecommunications Business Operations Permit ("ICP License"), in order to engage in any commercial ICP operations within China.  In addition, an ICP which provides content involving news, publishing, education, health care, medicine and medical devices is required to obtain additional approvals for each area from the relevant authorities.

According to press reports, the SARFT and MII have co-published new regulations for Online Audio and Video Services, which will take effect from January 31, 2008. The regulations cover the production, editing, and aggregation of audio and video content and provision to the public through both Internet and mobile networks. The new regulation defines the SARFT as the authority to administer, monitor, and regulate the industry's development, while the MII, with authority over the Internet and mobile telecommunications industry, will have related monitoring responsibilities and will provide a set of service guidelines. According to the regulations, all online audio and video service providers will be required to apply for an "Online Audio-Visual Broadcasting License", the key qualifications for which include being majority state-owned or state-controlled and possessing a comprehensive program censoring system, legal program resources, legal funding sources, and "standardized technology".

If we fail to obtain or maintain any of the required permits or approvals, we may be subject to various penalties, such as fines or suspension or a shut down of operations, which could severely disrupt our business operations. These regulations could also increase our costs of doing business and prevent us from more efficiently developing our business.  These new regulations may also stop or slow down the expansion of our customers and user base and limit the access to our websites. As a result, our financial condition and results of operations may be materially adversely affected.

Regulation and censorship of information distribution over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet portal.

In recent years, the PRC government has adopted certain regulations governing Internet access and the distribution of news and other information over the Internet. Under those regulations, ICPs and Internet publishers are prohibited from posting or displaying over the Internet content that opposes the fundamental principles in PRC's Constitution; compromises state security, divulges state secrets, subverts state power or damages national unity; harms the dignity or interests of the state; incites ethnic hatred or racial discrimination or damages inter-ethnic unity; sabotages PRC's religious policy or propagates heretical teachings or feudal superstitions; disseminates rumors, disturbs social order or disrupts social stability; propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes; insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or includes other content prohibited by laws or administrative regulations. Failure to comply with those requirements may result in the revocation of ICP Licenses and the closing down of the concerned websites. In the past, failures to comply with those requirements have resulted in the closing down of certain concerned websites. The website operator may also be held liable for such censored information displayed on, retrieved from or linked to such website.

In addition, the MII has published regulations that subject website operators to potential liability for content included on their websites and the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the distribution of content deemed to be socially destabilizing. PRC's Ministry of Public Security has the authority to order any local Internet service provider, or ISP, to block any Internet website maintained outside China at its sole discretion. Periodically, the Ministry of Public Security has stopped the distribution over the Internet of information which it believes to be socially destabilizing. PRC's State Secrecy Bureau, which is directly responsible for the protection of State secrets of the PRC government, is authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the distribution of online information.

As these regulations are relatively new and subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a website operator. In addition, we may not be able to control or restrict the content of other ICPs that are linked to or accessible through our websites, or content generated or placed on our websites by our users, despite our attempt to monitor such content. To the extent that regulatory authorities find any portion of our content to be objectionable, they may require us to limit or eliminate the distribution of such information or otherwise curtail the nature of such content on our websites, which may reduce our user traffic and have a material adverse effect on our financial condition and results of operations. In addition, we may be subject to significant penalties for violations of those regulations arising from information displayed on, retrieved from or linked to, our websites, including a suspension or shutdown of our operations.

The laws and regulations governing the Internet industry in China are developing and subject to future changes, and substantial uncertainties exist as to the interpretation and implementation of those laws and regulations.

In recent years, the PRC government has begun to enact laws and regulations applicable to Internet-related services and activities, many of which are relatively new and untested and subject to future changes. In addition, various regulatory authorities of the central PRC government, such as the State Council, the MII, the SAIC, the SNPA, and the Ministry of Public Security, are empowered to issue and implement regulations to regulate certain aspects of Internet-related services and activities. Furthermore, some local governments have also promulgated local rules applicable to Internet companies operating within their respective jurisdictions.  Since various new regulations were enacted in the past few years, the interpretation and enforcement of these new regulations requires certain time to be tested. China has a civil law system, where decided legal cases have little precedential value.  All of these increase the uncertainty of how the current regulations will impact on our business.

As the Internet industry itself is at an early stage of development in China, there will likely be more new laws and regulations adopted in the future to address issues that arise from time to time.  As a result of the foregoing, substantial uncertainties exist regarding the interpretation and implementation of future PRC Internet laws and regulations. Accordingly, it is possible that the competent Chinese authorities could, any time, assert part of our business violates current or future Chinese laws and regulations. It is also possible that new laws and regulations adopted in the future will prohibit or restrict any or part of our operations.

The Internet infrastructure in China, which is not as well developed as in the United States or certain other countries, may limit our growth.

The Internet infrastructure in China is not as well developed as in the United States or certain other countries.  In particular, we depend significantly on the PRC government and fixed line telecommunications operators in China to establish and maintain a reliable Internet infrastructure to reach a growing base of Internet users in China.  We cannot assure you that the Internet infrastructure in China will support the demands associated with the continued growth of the Internet industry, and in particular the development and growth of services that may require higher bandwidth, such as online video sharing services, in China.  If the necessary infrastructure standards or protocols, or complementary products, services or facilities are not developed in China on a timely basis or at all by these enterprises, our business, financial condition and results of operations could be materially adversely affected.

The relatively high cost of Internet access in China may limit the growth of the Internet industry in China and impede our growth.

While the cost of Internet access in China has decreased dramatically in recent years due to the decrease in the cost of personal computers and laptops and the introduction and expansion of broadband access in China, it remains relatively high in comparison to the average income in China, which may make it less attractive for users to access, and transact business, over the Internet.  Any fee or tariff increase could further decrease our user traffic and our ability to derive revenues from transactions over the Internet, which could have a material adverse effect on our business, financial condition and results of operations.

We depend largely on the infrastructure of the telecommunications operators in China, and any interruption of their network infrastructure may result in severe disruptions to our business.

Although private Internet service providers exist in China, substantially all access to the Internet in China is maintained through the telecommunications operators, under the administrative control and regulatory supervision of the MII.  In addition, local networks connect to the Internet through a government-owned international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and to a lesser extent, certain other Internet data centers in China, to provide data communications capacity primarily through local telecommunications lines.  In the event of a large-scale infrastructure disruption or failure, we may not have access to alternative networks and services on a timely basis or at all.

We may not be able to lease additional bandwidth from the telecommunications operators in China on acceptable terms, on a timely basis or at all. In addition, we may not have means of getting access to alternative networks and services on a timely basis or at all in the event of any disruption or failure of the network.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

The uninterrupted availability of our websites and the performance and reliability of our network infrastructure are important to our reputation and our ability to attract and retain users, advertisers and merchants.  Any system failure or performance inadequacy that causes an interruption in the availability of our websites or increases the response time of our services could reduce our attractiveness to users, advertisers and merchants.  Factors that could disrupt our operations include: failure of our system; failure of the systems of our Internet data center backbone; system failures and outages caused by natural disasters such as fire, flood, typhoon or earthquakes; and computer viruses and other unauthorized tampering with our system.  We have limited backup systems and have previously experienced system failures, which have disrupted our operations. In addition, we have not purchased business interruption insurance. Interruptions in the availability of our services may adversely affect our business, financial condition and results of operations.

Our ability to provide our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of "denial of service" or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which are hosted at third-party Internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an Internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.

If the Internet and, in particular, online advertising are not broadly adopted in China, our ability to increase revenue and sustain profitability could be materially and adversely affected.

The use of the Internet as a marketing channel is at an early stage in China.  Internet and broadband penetration rates in China are both relatively low compared to those in most developed countries.  Many of our current and potential customers have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to online advertising and promotion.  As a result, they may not consider the Internet effective in promoting their products and services as compared to traditional print and broadcast media.  Our ability to generate revenues may be negatively impacted by a number of factors, many of which are beyond our control, including:

•	difficulties associated with developing a larger user base with demographic characteristics attractive to customers;

•	increased competition and potential downward pressure on online advertising prices;

•	higher customer acquisition costs due in part to small to medium enterprises' limited experience with the Internet as a marketing channel;

•	failure to develop an independent and reliable means of verifying online traffic;

•	ineffectiveness of our online advertising delivery, tracking and reporting systems; and

•	lack of increase in Internet usage in China.

If we fail to provide innovative content and provide relevant products and services, we may not be able to generate sufficient user traffic levels to remain competitive.

Our success depends on providing innovative content, and relevant products and services that people use for a high-quality Internet experience.  Our competitors are constantly developing innovations in Internet entertainment, social networking, search and online advertising as well as enhancing users' online experience.  As a result, we must invest significant resources in research and development to enhance our Internet technologies and our existing products and services and introduce additional high quality products and services to attract and retain users.  If we are unable to anticipate user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users and customers.  Our operating results would also suffer if our innovations do not respond to the needs of our users and customers, are not appropriately timed with market opportunities or are not effectively brought to market.  As internet technology continues to develop, our competitors may be able to offer internet entertainment, social networking and search services that are, or that are perceived to be, substantially similar to or better than those generated by our services. This may force us to expend significant resources in order to remain competitive.

 If we are not able to respond successfully to technological or industry developments, our future success may be materially adversely affected.

The telecommunications market is characterized by rapid advancements in technology, evolving industry standards and changes in customer needs. New services or technologies may render our existing services or technologies less competitive or obsolete.  Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our services. Our failure to adapt to such changes could harm our business.

New marketing media could also adversely affect us. For example, the number of people accessing the Internet through devices other than personal computers, including mobile telephones and hand-held devices, has increased in recent years. If we are slow to develop products and technologies that are more compatible with non-PC communication devices, we may not be successful in capturing a significant share of this increasingly important market for media and other services. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future success may be adversely affected.

If we fail to detect click-through fraud, we could lose the confidence of our customers and our revenues could decline.

We are exposed to the risk of click-through fraud on our paid search results for our search websites.  Click-through fraud occurs when a person clicks paid search results to generate the revenues we receive from our customers rather than to view the content of search results.  If we find evidence of past fraudulent clicks, we may have to issue refunds to our customers.  If we fail to detect fraudulent clicks or otherwise are unable to prevent this fraudulent activity, the affected customers may experience a reduced return on their investment in our online advertising services and lose confidence in the integrity of our systems.  If this happens, we may be unable to retain existing customers and attract new customers for our online advertising services and our online advertising revenues could decline.

Our inability to adequately protect the personal information of our registered users could lead to a loss of customers and expose us to a risk of litigation and other potential liabilities which would have a material adverse effect our business.

Our business depends on our ability to collect, store, use, disclose and transmit personal information from our registered users over the Internet.  Many of our registered users are college students of both genders who use our websites to conduct various online activities, including social networking.  Our social networking site requires new users to submit their real names, birth dates, and home towns.  Some users even display their telephone numbers and instant messaging information. As such, any security breaches could expose us to a risk of loss or litigation and potential liabilities. We cannot assure you that contractual provisions attempting to limit our liability in these areas will be successful or enforceable.

While we believe that we are in compliance with current law, we cannot ensure that we will not be subject to lawsuits or investigations for violations of law.  While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform to all or any of these laws or regulations and we may consequently incur civil or criminal liability for failing to conform. Moreover, our current practices regarding the collection, storage and use of users' personal information may not be in compliance with pending legislative and regulatory proposals intended to limit the collection and use of user information.  As a result, we may be forced to change our current practices relating to the collection, storage and use of user information. Our failure to comply with laws and regulations could also lead to adverse publicity and a loss of consumer confidence if it were known that we did not take adequate measures to assure the confidentiality of the personally identifiable information that our users had given to us.  This could result in a loss of customers and revenue and materially impact the success of our business.

RISKS RELATED TO OUR BUSINESS

PRC laws and regulations restrict foreign investment in China's telecommunications services industry, and substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations exist.

In December 2001, in order to comply with China's commitments with respect to its entry into the WTO, the State Council promulgated the Telecom FIE Rules.  The Telecom FIE Rules set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign invested telecommunications enterprise. Pursuant to the Telecom FIE Rules, the ultimate ownership interest of a foreign investor in a foreign-funded telecommunications enterprise that provides value-added telecommunications services shall not exceed 50%. The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws and regulations have created substantial uncertainties regarding the legality of existing and future investment in value-added telecommunication services.

We and our subsidiaries are considered as foreign persons or foreign funded enterprises under PRC laws.  PRC laws and regulations restrict foreign ownership of companies that provide value-added telecommunications services and Internet content services in China.  To comply with the laws and regulations, we operate our Internet value-added services in China through our commercial arrangements with Local Enterprises which are wholly owned by certain PRC citizens. We conduct business and gain profits through these commercial arrangements.

In the opinion of Grandall Legal Group, our PRC legal counsel, except as disclosed elsewhere in these "Risk Factors," our current ownership structure and our commercial arrangements among our wholly owned subsidiaries and Local Enterprises and their shareholders do not violate existing PRC laws, rules and regulations.  There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including but not limited to the laws and regulations governing the enforcement and performance of our commercial arrangements in the event of imposition of statutory liens, death, bankruptcy and criminal proceedings. Accordingly, we cannot assure you that PRC regulatory authorities will not take a view contrary to the opinion of our PRC legal counsel.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entities and their shareholders.  We are considered foreign persons or foreign invested enterprises under PRC law.  As a result, we are subject to PRC law limitations on foreign ownership of Internet and advertising companies.  These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty.  The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

 PRC laws currently provide limited guidance as to whether an Internet company like ours is required to obtain an approval from the State Council News Office.  PRC laws also do not provide clear guidance as to whether an Internet company like ours is required to obtain an Internet culture permit from the Ministry of Culture or a license for broadcasting audio/video programs from the State Administration of Radio, Film and Television.  If the interpretation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any such licenses, permits or approvals.  We cannot assure you that we may successfully obtain them, and we may need to remove links to news and audio/video products until we obtain the requisite licenses, permits and approvals.

 The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses and we cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations.  As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

As our operating history is limited, the revenue and income potential of our business and markets are unproven. We have not previously operated as a separate, stand-alone company, and we rely on our parent company for support in certain aspects of our operations.  In addition, we face numerous risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to our ability to:

•	maintain our current, and develop new, commercial arrangements upon which our business depends;

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increase the number of our website page views of our target Internet user base by expanding the type, scope and technical sophistication of the content and services we offer and successfully convert these Internet users to fee-paying wireless value-added services users;

•	respond effectively to competitive pressures;

•	increase awareness of our brand and continue to build user loyalty; and

•	attract and retain qualified management and employees.

We cannot predict whether we will meet internal or external expectations of our future performance.  If we are not successful in addressing these risks and uncertainties, our business, financial condition and results of operations may be materially adversely affected.

We may need additional capital and may not be able to obtain additional capital on acceptable terms.

Capital requirements are difficult to plan in our rapidly changing industry. We currently expect that we will need additional capital to fund the expansion of our websites and our business in general, including acquisitions of complementary assets, technologies or businesses, the expansion of our content and products as well as the expansion of our sales and marketing activities.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors' perceptions of, and demand for, securities of Internet companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	PRC governmental regulation of foreign investment in Internet companies;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

We have a history of losses and may need additional financing to continue our operations, and such financing may not be available upon favorable terms, if at all.

We have incurred net losses of and have an accumulated deficit of $1,459,426, as of September 30, 2007.  Our current liquidity resources are insufficient, and we will require additional financing in order to execute our business plan.  There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to us.  If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on our business, financial condition or operating results.  There can be no assurance that sources of funding will be available on affordable terms, in a timely manner, or at all.

The dividends and other distributions we may receive from our local partners are subject to restrictions under PRC law or agreements that it may enter into with third parties.

We are a holding company.  Our PRC subsidiaries have entered into commercial arrangements with Local Enterprises, through which we conduct our value-added activities and receive substantially all of our revenues in the form of service fees. We rely on dividends and other distributions on equity paid by our subsidiaries and service fees from Local Enterprises for our cash requirements in excess of any cash raised from investors and retained by us.  If our subsidiaries incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.  In addition, PRC law requires that payment of dividends by our PRC subsidiaries can only be made out of their net income, if any, determined in accordance with PRC accounting standards and regulations.  Under PRC law, our PRC subsidiaries are also required to set aside no less than 10% of their after-tax net income each year to fund certain reserve funds unless such reserve funds have reached 50% of the registered capital of our PRC subsidiaries, and these reserves are not distributable as dividends.  Any limitation on the payment of dividends by our subsidiaries could materially adversely affect our ability to grow, fund investments, make acquisitions, pay dividends, and otherwise fund and conduct our business.

We face significant competition and may suffer from a loss of users and customers as a result.

We face significant competition in almost every aspect of our business, particularly from other companies that seek to provide Internet social networking and search services to users.  Our main competitors include U.S.-based Internet social networking and search providers such as myspace.com, as well as Chinese websites such as myspacechina.com, tudou.com, mop.com, and baidu.com.  We compete with these entities for both users and customers on the basis of user traffic, ease of use of products and services, the number of customers, distribution channels and the number of associated third-party websites.  In addition, we may face greater competition from our U.S. competitors as a result of, among other things, a relaxation on the foreign ownership restrictions of PRC Internet content and advertising companies, improvements in online payment systems and Internet infrastructure in China and our U.S. competitors' increased business activities in China.

Many of these competitors have significantly greater financial resources than we do.  They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do.  They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions.  If any of our competitors provides comparable or better Chinese language social networking and search experiences, our user traffic could decline significantly. Any such decline in traffic could weaken our brand, result in loss of customers and users and have a material adverse effect on our results of operations.

 We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio.  Most large companies in China allocate, and will likely continue to allocate, most of their marketing budgets to traditional advertising media and only a small portion of their budgets to online advertising.  If these companies do not devote a larger portion of their marketing budgets to online advertising services provided by us, or if our existing customers reduce the amount they spend on online advertising, our results of operations and future growth prospects could be adversely affected.

Our business depends on strong brands, and if we are not able to maintain and enhance our brands, our business and operating results may be harmed.

Our portfolio of companies includes the following brands: 9e3.com; and bbmao.com.  We believe that recognition of our brands will contribute significantly to the success of our business.  We also believe that enhancing our brands is critical to expanding our base of users and customers.  As our market becomes increasingly competitive, maintaining and enhancing our brands will depend largely on our ability to become an Internet entertainment, social networking and search leader in China, which will be very difficult and expensive to achieve.

If we fail to retain existing customers or attract new customers for our online advertising services, our business and growth prospects could be seriously harmed.

We expect to generate a significant portion of our total revenues from online advertising sales and services.  Our online advertising customers will not continue to do business with us if their investment does not generate sales leads and ultimately consumers, or if we do not deliver advertising to our web pages or the web pages of others in an appropriate and effective manner.  Our customers may discontinue their business with us at any time and for any reason as they are not subject to fixed-term contracts.  Failure to retain our existing online advertising customers or attract new customers for our online advertising services could seriously harm our business and growth prospects.

We may face intellectual property infringement claims and other related claims, particularly in light of the recent Grokster decision, that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services.

 Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

 Our products and services link to materials in which third parties may claim ownership of trademarks, copyrights or other rights. From time to time, we may be subject to trademark or copyright infringement or related claims, in China and/or internationally. For example, we provide search engine facilities capable of finding and accessing links to downloadable MP3 music, movies, images and other multimedia files and/or other items hosted on third-party websites, which may be protected by copyright, including search facilities enabling our users to search for MP3 music files in various ways such as by artist, title, or via lists of most-searched-for titles and artists. In the United States, the legal standards for determining indirect liability for copyright infringement have recently been strengthened by the United States Supreme Court in the decision Metro-Goldwyn-Mayer Studios Inc. v. Grokster, Ltd., No. 04-480, 2005 WL 1499402 (June 27, 2005) ("Grokster"). The implications of the Grokster decision for search engine services such as our MP3 search service are uncertain and may increase the risk of legal liability. While we conduct our business operations outside the United States, we cannot assure you that we would not be subject to U.S. copyright laws, including the legal standards established by Grokster. Moreover, we cannot assure you that Grokster will not influence the legal standards for determining indirect copyright infringement in other jurisdictions, including China. In light of Grokster and the associated publicity, copyright owners may monitor their copyrighted materials more closely worldwide and may seek to enforce their rights under theories of indirect liability or otherwise. In addition, China has enacted new regulations concerning protection of copyrights recently.  As a result, we face increasing risks of being subject to copyright infringement claims relating to our service.  Furthermore, intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our business. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all.  Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and could divert resources and management attention from the operations of our business.

Our strategy of acquiring complementary businesses, assets and technologies involve numerous risks and uncertainties and may ultimately fail.

As part of our business strategy, we have pursued, and intend to continue pursuit of selective strategic acquisitions of businesses, assets and technologies that complement our existing business.  For example, since May 2006, we have acquired a majority interest in BBMAO BVI and have entered into commercial arrangements with Local Enterprises owning the 9e3.com and bbmao.com brands.  We may make other acquisitions in the future if suitable opportunities arise.  Acquisitions involve uncertainties and risks, including:

•	potential ongoing financial obligations and unforeseen or hidden liabilities;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	costs and difficulties of integrating acquired businesses and managing a larger business; and

•	diversion of resources and management attention.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of your stock.  If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends.  Such acquisitions may also generate significant amortization expenses related to intangible assets.

We may not be able to manage our expanding operations effectively.

We commenced operations in November 2006 and have expanded our operations rapidly.  We anticipate significant continued expansion of our business as we address growth in our user and customer base and market opportunities.  To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base.  Furthermore, our management will be required to maintain and expand our relationships with other websites, Internet companies and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

 Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our shares to fall. Any of the risk factors listed in this "Risk Factors" section, and in particular, the following risk factors, could cause our operating results to fluctuate from quarter to quarter:

•	general economic conditions in China and economic conditions specific to the Internet;

•	our ability to continue to attract users to our websites;

•	our ability to attract customers and increase spending per customer;

•	the announcement or introduction of new or enhanced products and services by us or our competitors;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

•	the results of our acquisitions of, or investments in, other businesses or assets;

•	PRC regulations or actions pertaining to activities on the Internet; and

•	geopolitical events or natural disasters such as war, threat of war, Severe Acute Respiratory Syndrome ("SARS"), or other epidemics.

Because of our limited operating history and our rapidly growing business, our historical operating results may not be useful to you in predicting our future operating results. Our user traffic tends to be seasonal. For example, we generally experience more user traffic during public holidays in China and our advertisers usually spend more to reach them.  In addition, advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has lessened the impact of the cyclicality and seasonality of our business. As we continue to grow, we expect that the cyclicality and seasonality in our business may cause our operating results to fluctuate.

Our business may be adversely affected by third-party software applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users' experience.

 Our business may be adversely affected by third-party malicious or unintentional software applications that make changes to our users' computers and interfere with our products and services. These software applications may change our users' Internet experience by altering or otherwise affecting the delivery of the content of our websites or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with our websites.  These software applications may be difficult or impossible to remove or disable, may reinstall themselves and may circumvent other applications' efforts to block or remove them.  The ability to provide a superior user experience is critical to our success. If our efforts to combat these software applications are unsuccessful, our reputation may be harmed. This could result in a decline in user traffic and, consequently, our revenues.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.

Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MII of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China's Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

 We also rely on China Telecommunications Corporation ("China Telecom") and China Netcom Corporation Ltd. ("China Netcom") to provide us with data communications capacity primarily through local telecommunications lines and Internet data centers to host our servers. We do not have access to alternative services in the event of disruptions, failures or other problems with the fixed telecommunications networks of China Telecom and China Netcom, or if China Telecom or China Netcom otherwise fail to provide such services. Any unscheduled service interruption could damage our reputation and result in a decrease in our revenues.  Furthermore, we have no control over the costs of the services provided by China Telecom and China Netcom. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may harm our revenues.

Our success depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chairman, Brad Greenspan, our chief executive officer and chief financial officer, Peter Schloss and our chief operating officer James Yacabucci.  If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members.  Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions.  If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

If we are unable to adapt or expand our existing technology infrastructure to accommodate greater traffic or additional user requirements, our business may be harmed.

Our websites regularly serve large numbers of users and deliver a large amount of content.  Our technology infrastructure is highly complex and may not provide satisfactory service in the future.  We may be required to upgrade our technology infrastructure to keep up with the increasing traffic on our websites, such as increasing the capacity of our hardware servers and the sophistication of our software. If we fail to adapt our technology infrastructure to accommodate greater traffic or advertiser requirements, our users and advertisers may become dissatisfied with our services and switch to our competitors' websites, which could harm our business.

Our business could be adversely affected if our software contains bugs.

Our online systems, including our websites, our social networking and entertainment platforms and our enterprise search software and other software applications and products, could contain undetected errors or "bugs" that could adversely affect their performance. We regularly update and enhance our website and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

If BBMAO fails to obtain a license for using search results from websites operated by Baidu, Google and others our business and operations would be materially and adversely affected.

Our subsidiary BBMAO uses search results from Baidu.com, Google.com and others as a part of its business operations. However, BBMAO does not currently have a license to use such search results.  BBMAO may seek to negotiate licensing agreements with some or all of these companies in order to continue using the search results from these websites. However, BBMAO does not believe that they will be able to successfully pursue such negotiations unless and until BBMAO attains greater volume.  If BBMAO fails to reach agreement with such entities, and they take action to stop BBMAO's use of their search results, then BBMAO's search results would have to be severely curtailed and its business and operations could be materially and adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

The PRC's economic, political and social conditions, as well as government policies, could affect our business. The PRC economy differs from the economies of most developed countries in many respects.  According to Global Insight, since 1978, China has been one of the world's fastest-growing economies in terms of gross domestic product, or GDP, growth. We cannot assure you, however, that such growth will be sustained in the future. Moreover, the recent slowdown in the economies of the United States, the European Union and certain Asian countries may adversely affect economic growth in China.

The PRC's economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot assure you that China's economic, political or legal systems will not develop in a way that is detrimental to our business, results of operations and prospects.

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC government restrictions on foreign investment in the online games industry, we could be subject to severe penalties and business loss.

PRC regulations currently limit foreign ownership of companies that provide commercial Internet content services to 50%. In addition, foreign and foreign invested enterprises are currently not able to apply for the licenses required to operate commercial Internet content service in China. We and our subsidiaries and equity joint ventures in China, namely BWA Shanghai and 9E3 JV, are considered foreign enterprises according to Chinese Law. To comply with Chinese regulations, our business is conducted through commercial arrangements and Local Enterprises where we have no equity interest.  We gain profits from these commercial arrangements.

In the opinion of Grandall Legal Group, our PRC legal counsel, these commercial arrangements are legal and valid, and are not prohibited by Chinese laws and regulations, and so far there are no precedents where these types of agreements are found to be illegal or invalid.  However, China's Internet industry is undergoing rapid development.  We expect that new laws and regulations regarding foreign investment and other aspects in Internet industry will be enacted, which will have impact on our business. Furthermore, the interpretation and application of current or future PRC laws and regulations will also result in material uncertainty.  Accordingly, we cannot assure you that the PRC regulatory authorities at some time in the future, will not ultimately take a view that these commercial arrangements are invalid or violate Chinese laws and regulations.

If we are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	discontinuing or restricting our operations;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us, to restructure the relevant ownership structure or operations; or

•	taking other regulatory or enforcement actions, including levying fines, that could be harmful to our business.

Our commercial arrangements may not be as effective in providing operational control as direct ownership. In addition, these arrangements may be difficult to enforce, create a double layer of taxation and may be subject to scrutiny by the PRC tax authorities.

We conduct substantially our operations, and generate substantially most of our revenues, through commercial arrangements with Local Enterprises that provide us with the substantial ability to control our business in China. Although we have been advised by Grandall Legal Group, our PRC legal counsel, that these commercial arrangements are valid, binding and enforceable under current PRC laws and regulations, these commercial arrangements may not be as effective in providing us with control over the business operation owned by certain Chinese people as direct ownership. For example, the Local Enterprises party to these commercial arrangements could refuse to pay the service fees due under the commercial arrangements or otherwise breach the commercial arrangements.

These commercial arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If the companies fail to perform its obligations under these commercial arrangements, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. The legal environment in the PRC is not, however, as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these commercial arrangements.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in China over the past 20 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current commercial arrangements, which may in turn have a material adverse effect on our business operations. Furthermore, as the Local Enterprises party to the commercial arrangements, their shareholders and their assets are located in China, it may not be possible to effect services of processes within the United States or elsewhere outside of China upon these entities or assets or enforce judgments of courts in jurisdictions outside of China against these entities or assets.

The laws and regulations governing the Internet industry and related businesses in China are developing and subject to future changes. If we or the Local Enterprises party to the commercial arrangements fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.

The Internet industry in China is highly regulated by the PRC government. Various regulatory authorities of the central PRC government, such as the State Council, the MII, the SAIC, the Ministry of Culture, the State Press and Publication Administration, and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet and online games industries.

Our business is required to obtain applicable permits or approvals from different regulatory authorities in order to provide our services. For example, an ICP must obtain an ICP License from the MII in order to engage in any commercial ICP operations within China. In addition, an ICP must also obtain a license from the Ministry of Culture in order to circulate audio-video program on the Internet.  The licenses and permits to operate commercial Internet content include, but are not limited to, ICP License, IP Address Registration, Domain Name Ownership, Internet Culture License, Internet Audio/Visual Program Transmission License, Advertising Business Permit, a BBS Permit and Circular 75 Registration which may be not all required for an ICP.  If we fail to obtain or maintain any of the required permits or approvals, we may be subject to various penalties, including fines and the discontinuation or restriction of our operations.  The Local Enterprises party to the commercial arrangements conducting the commercial Internet content service, face the problem of acquiring certain licenses or permits.

9E3 does not have the IP address Registration or BBS Permit, but based on our recent informal consultation with competent local government authorities, such registration and permit are currently not required to be approved by the government.  However, these informal answers from the local government authorities are not always consistent with what the laws and regulations stipulate, and may be challenged by them in the future. If successfully challenged, we may be subject to penalties including winding-up of the website for a period not exceeding 6 months, a fine equal to three or five times any income and shutting down of the website.

Government control of currency conversion may adversely affect our financial condition and results of operations.

We receive substantially all of our revenues in RMB, which currently is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations including, among others, payment of dividends declared, if any, in respect of our ordinary shares.

Under China's existing foreign exchange regulations, our PRC subsidiaries are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions under the capital accounts of PRC subsidiaries continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the SAFE. In particular, if our subsidiaries, BWA Shanghai or 9E3 JV borrow foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance these subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. In addition, if we finance the Local Enterprises by loans, we must obtain approval from SAFE. These limitations could affect the ability of BWA Shanghai, 9E3 JV and the Local Enterprises to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings are denominated in RMB and our cash assets are denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of our cash assets, our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company ("SPV") for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1)  purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have met the requirements of their local branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries.   However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability for information linked to our website.

 The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain websites. The website operator may also be held liable for such censored information displayed on or linked to the website.

 In addition, the MII has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

 PRC government authorities may deem certain third-party websites unlawful and could require us to remove links to such websites, which may reduce our user traffic and have a material adverse effect on our business.

 The Internet industry in China, including the operation of online activities, is extensively regulated by the PRC government. Various PRC government authorities such as the State Council, the MII, the SAIC, the State Press and Publication Administration and the Ministry of Public Security are empowered to issue and implement regulations governing various aspects of the Internet and online activities.  Substantial uncertainties exist regarding the potential impact of current and future PRC laws and regulations on Internet companies like ours. We are not able to control or restrict the operation of third-party websites linked to or accessible through our website. If third-party websites linked to or accessible through our websites operate unlawful activities such as online gambling on their websites, PRC regulatory authorities may require us to remove the links to such websites or suspend or shut down the operation of such websites. This in turn may reduce our user traffic and adversely affect our business. In addition, we may be subject to potential liabilities for providing links to third-party websites that operate unlawful activities.

Intensified government regulation of Internet cafes could restrict our ability to maintain or increase user traffic to our website.

 In April 2001, the PRC government began tightening its regulation of Internet cafes. In particular, a large number of unlicensed Internet cafes have been closed. In addition, the PRC government has imposed higher capital and facility requirements for the establishment of Internet cafes. Furthermore, the PRC government's policy, which encourages the development of a limited number of national and regional Internet cafe chains and discourages the establishment of independent Internet cafes, may slow down the growth of Internet cafes. Recently, the Ministry of Culture, together with other government authorities, issued a joint notice suspending the issuance of new Internet cafe licenses. It is unclear when this suspension will be lifted. So long as Internet cafes are one of the primary venues for our users to access our website, any reduction in the number, or any slowdown in the growth, of Internet cafes in China could limit our ability to maintain or increase user traffic to our website.

Adverse changes in political and economic policies of the PRC  government could impede the overall economic growth of China, which could reduce the demand for our products and services and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of internet investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value.  Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

We are a company incorporated under the laws of the State of Nevada, but our subsidiaries and substantially all of our assets are located outside the United States.  In addition, some of our directors and officers and their assets are located outside the United States.  As a result, it may not be possible to effect service of process within the United States upon our directors or officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Our PRC legal counsel, Grandall Legal Group, has advised us that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom or most other western countries. As a result, recognition and enforcement in China of judgments of a court obtained in those jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in RMB.  Under PRC law, the RMB is currently convertible under the "current account," which includes dividends and trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006.  This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests.  Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies.  In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction.  Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies.  Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses.  Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction.  Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction.  The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year.  The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities.  Transaction structures involving trusts, nominees and similar entities are prohibited.  Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders' economic interests.

RISKS RELATED TO OUR ORGANIZATION AND OUR COMMON STOCK

As a result of the Share Exchange, BroadWebAsia became a consolidated subsidiary of a company that is subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing its ability to grow.

As a result of the Share Exchange, BroadWebAsia became a consolidated subsidiary of a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").  The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Share Exchange) and furnishing audited reports to stockholders will cause BroadWebAsia's expenses to be higher than they would have been if BroadWebAsia remained privately held and did not consummate the Share Exchange.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If an event of default occurs under the Senior Secured Note and/or the Junior Secured Note, then it could result in a material adverse effect on our business, operating results and financial condition, or the loss of our assets, as Lakewood Group, LLC has a first priority security interest, and EuroPlay has a subordinate security interest, in substantially all of our assets.

Events of default under the Senior Secured Notes and the Junior Secured Notes include, but are not limited to, the following:

•	failure to pay principal, interest or other amounts, if any, when due;

•	any failure to observe or perform any covenant or agreement contained in the Junior Secured Note or Senior Secured Note;

•	a default or event of default occurs in any of the senior loan and/or junior loan related documents;

•
any representation or warranty made in either the Senior Secured Note or the Junior Secured Note or any senior loan or junior loan related documents that is untrue or incorrect in any material respect;

•
if we or Brad Greenspan is subject to a bankruptcy event which shall include (i) any proceedings under bankruptcy, reorganization, dissolution, insolvency or liquidation, etc, (ii) any bankruptcy type proceeding that is not dismissed within 60 days, (iii) we or a significant subsidiary is adjudicated bankrupt or insolvent, (iv) we or any significant subsidiary suffers the appointment of a custodian (or similar action) and is not discharged within 60 days, (v) we or a significant subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (v) we or a significant subsidiary, by any act or failure to act indicates its consents to the foregoing or takes any corporate or other action for the purpose of effecting the foregoing;

•
if we or Brad Greenspan defaults on any obligation under any agreement that involves an obligation greater than $100,000 and results in indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

•	any monetary judgment against us or Brad Greenspan for more than $100,000 and such judgment remains for a period of 20 calendar days.

If an event of default were to occur, payment of the entire principal amount could be accelerated and become immediately due and payable. The cash that we may be required to pay would most likely come out of our working capital, which may be insufficient to repay the obligation. In such event, we may lose some or all of our assets as the Lakewood has a first priority security interest, and EuroPlay has a subordinate security interest, in substantially all of our assets. We may also be required to file for bankruptcy, sell assets, or cease operations, any of which would put our company, our investors and the value of our common stock, at significant risk.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2007 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because BroadWebAsia became public by means of a "reverse merger" with Holdings, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with BroadWebAsia becoming public through a share exchange, or "reverse merger."  Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Share Exchange company.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.

If our securities are offered without engaging a registered broker-dealer we may face claims for rescission and other remedies.  We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements' attention from operating the business.  If we could not successfully defend these claims, we may be required to return proceeds of any affected offering to investors, which would harm our financial condition.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock (particularly following effectiveness of any resale registration statement that we may be required to be file pursuant to registration rights);

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock.  We cannot predict how liquid the market for our common stock might become.  As soon as is practicable, we anticipate applying for listing of our common stock on either the American Stock Exchange, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or is suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a "penny stock," which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Exercise of warrants may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, then the exercise or conversion of such convertible securities would have a dilutive effect on our common stock.  As of February 12, 2008, holders of our outstanding options may purchase up to 7,596,292 shares of our common stock at an exercise price of approximately $0.60 per share.  The amount of dilution that may result from the exercise of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such securities were exercised at the time of such exercise.  In addition, there are outstanding warrants to purchase a number of shares equal to $850,000 divided by 75% of the per share price received in the Triggering Financing for an aggregate exercise price of $850,000, and warrants to purchase a number of shares of Holdings' common stock equal to $300,000 divided by 100% of the per share price received in the Triggering Financing for an aggregate exercise price of $300,000.  The exercise price and number of shares issuable upon exercise of certain of our outstanding warrants will depend on the sale price in the Triggering Financing and cannot presently be determined.  The lower the sales price of our common stock may be in the Next Financing, the greater the dilution to our existing stockholders' percentage ownership and voting power will be upon any exercise of our future-priced warrants.  Furthermore, all of our outstanding warrants and options have antidilution provisions that may result in the reduction of the exercise or conversion price thereof as well as an increase in the number of shares of our common stock issuable pursuant thereto.  Moreover, any additional financing that we secure may require that we grant rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares sold pursuant to any resale registration statement that we may file, or upon the expiration of any statutory holding period under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  We note that recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our directors and executive officers own or control a significant percentage of our common stock.  Immediately following the Share Exchange, our directors and executive officers may be deemed beneficially to own an aggregate of  approximately 79,009,126 shares of our common stock, representing approximately 93.0% of the outstanding shares of our common stock.  Additionally, these figures do not reflect any increase in beneficial ownership that such persons may experience in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  The interests of such persons may differ from the interests of our other stockholders.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company's other stockholders may vote, including the following actions:

•	to elect or defeat the election of our directors;

•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

•	to effect or prevent a merger, sale of assets or other corporate transaction; and

•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons' stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of February 12, 2008 regarding the beneficial ownership of our common stock, taking into account the consummation of the Share Exchange and the Split-Off, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o World of Tea Inc., 9255 Sunset Boulevard, Suite 1010, West Hollywood, California 90069.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Beneficially Owned (2)
Brad Greenspan	76,357,112		90.0%
Daniel Yeh	4,151,805		4.9%
Peter Schloss	--	(3)	*
James Yacabucci	2,652,014	(4)	3.1%
Choo Kiam	--		*
Ruiming Xu	--		*
All executive officers and directors as a group (five persons)	79,009,126	(5)	93.0%

*	Represents less than 1%
(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

(2) Based on 84,825,000 shares of our common stock outstanding immediately following the Share Exchange and the Split-Off.
(3) Does not include 4,150,000 shares of our common stock issuable upon exercise of options granted to Mr. Schloss that vest with respect to 1,037,500 on October 1, 2008, and thereafter vest in equal monthly installments over the following three-year period.
(4) Includes 2,491,083 shares of restricted stock granted pursuant to a Restricted Stock Agreement between BroadWebAsia and Mr. Yacabucci and options to purchase an aggregate of 160,931 shares of our common stock that will vest within 60 days of February 12, 2008.  Does not include options to purchase an aggregate of 685,669 shares of our common stock that will not vest until more than 60 days after February 12, 2008.
(5) Does not include shares beneficially owned by Daniel Yeh, who was never an officer or director of Holdings and has not been an officer of BroadWebAsia since September 2007.

Executive Officers and Directors

The following persons became our executive officers and directors on February 12, 2008, upon effectiveness of the Share Exchange, and hold the positions set forth opposite their respective names.

Name	Age	Position

Brad Greenspan	34	Chairman

Peter Schloss	47	President, Chief Executive Officer, Chief Financial Officer and Director

James E. Yacabucci, Jr.	44	Chief Operating Officer and Director

Choo Kiam	35	Chief Executive Officer of BBMAO BVI, BBMAO HK and BBMAO

Ruiming Xu	19	Chief Executive Officer of 9E3

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.  Our officers are elected annually by, and serve at the pleasure of, our board of directors.

Biographies

BRAD GREENSPAN. Mr. Greenspan became the Chairman of Holdings on February 12, 2008, in connection with the Share Exchange.  Mr. Greenspan has served as the Chairman of BroadWebAsia since November 2005.  Mr. Greenspan has also been Chairman/CEO of LiveUniverse a U.S. Internet company since January 2005.  Prior to this Mr. Greenspan served as the Chairman and CEO of Intermix, the parent Company of MySpace, Flowgo and Skilljam, from April 1999 to October 2003, and as the President of Palisades Capital, a merchant investment bank from 1996 to 1998.  Mr. Greenspan has also served as the non-executive Chairman of Borba LLC, a manufacturer of skincare products since February 2005.  Mr. Greenspan received his BA in Political Science from University of Los Angeles in 1996.

PETER SCHLOSS.  Mr. Schloss became Holdings' President, Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors on February 12, 2008, in connection with the Share Exchange.  He has served as the President, Chief Executive Officer and Chief Financial Officer of BroadWebAsia since October 1, 2007.  Prior to joining BroadWebAsia, Mr. Schloss served as an executive Director and chief legal officer of TOM Online Inc. from September 2005 to September 2007, and as its executive director and chief financial officer from December 2003 to September 2005.  Prior to joining TOM Online, Mr. Schloss served as managing director of Mediavest Limited from 2001 to 2003, and as managing director of ING Barings and head of its Asia Media, Internet and Technology Group from 1999 to 2001.  Mr. Schloss has also served as an independent director of Giant Interactive Group Inc. since November 2007.  Mr. Schloss holds a B.A. in Political Science and a J.D. from Tulane University.

JAMES E. YACABUCCI, JR.  Mr. Yacabucci became Holdings' Chief Operating Officer and a member of the Board of Directors on February 12, 2008, in connection with the Share Exchange.  He has served in the same capacity for, and as a director of, BroadWebAsia since November 2006.  Mr. Yacabucci has over 20 years experience in technology executive management and product development.  Prior to joining BroadWebAsia, Mr. Yacabucci served as Managing Director of Voltage Capital from September  2005 to October 2006, where he managed Mr. Greenspan's merchant banking operation.  Prior to this, Mr. Yacabucci  is the founder, and served from 1995 to 1998 as the Co-CEO and Chief Technology Officer of Xtiva, a provider of eBusiness enterprise incentive management and compensation systems for brokerage firms. Mr. Yacabucci was also the Chief Technology Officer of Xtiva from 1999 to 2001.  Mr. Yacabucci remains a director and significant shareholder of Xtiva.  From time to time, Mr. Yacabucci uses "Iacabucci" as an alternative spelling of his surname.

CHOO KIAM.  Mr. Kiam was the founder of our subsidiary BBMAO, and has served as the Chief Executive Officer of BBMAO BVI and BBMAO since 2005, and as the Chief Executive Officer of BBMAO HK since 2003.  Prior to this, Mr. Kiam worked at Xerox PARC, a research and development company, from 2002 to 2003, where he did groundbreaking research on applied statistical methods for artificial intelligence.  From 2001 to 2002, Mr. Kiam was employed by Verity, Inc., a provider of infrastructure software, where he made significant contributions to many search engine-related products.  Kiam has authored several papers and patents on artificial intelligence and search technologies.  He holds a Masters' degrees in both physics and computer science from the University of Toronto.

RUIMING XU.  Mr. Ruiming Xu is the founder of our joint venture partner 9e3 ICP and has served as the Chief Executive Officer of 9e3 ICP since 2006.  During this period Mr. Xu has overseen the founding of 200 flash studios and 155 internet safety organizations, and the investment and management of around 5000 personal internet websites with 12 million independent visitors every each month.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Board Composition and Committees

Our board of directors is currently composed of 3 members, Brad Greenspan, James Yacabucci and Peter Schloss are our directors.  All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.  We intend to increase the size of our board of directors in the future but have not determined the approximate time to take such action.

We currently do not have standing audit, nominating or compensation committees.  Our entire board of directors handles the functions that would otherwise be handled by each of the committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our director fees in the past for attending scheduled and special meetings of our board of directors and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity.  In the future, when independent directors are appointed to our board, we may adopt a policy of paying independent directors for their services as independent directors.

We do, however, reimburse directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

We have not yet adopted a code of ethics, however we intend to adopt one in the near future.

Involvement in Certain Legal Proceedings

We may become involved in lawsuits and legal proceedings arising from the ordinary course of our business. This may adversely affect or harm our business.  Except as described below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in "Certain Relationships and Related Transactions," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

The following table sets forth information concerning all cash and non cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods:  (i) each person serving as our chief executive officer at any time during the fiscal year ended December 31, 2007;  (ii) and our other executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Peter Schloss	2007	45,750	--	--	49,250	95,000
President, Chief Executive Officer and Chief Financial Officer (1)

Israel Morgenstern	2007	--	--	--	--	--
Former President and Treasurer of Holdings (2)

Daniel Yeh	2007	145,171				145,171
Former President and Chief Executive Officer of BroadWebAsia (3)	2006	109,166	--	--	--	109,166

James Yacabucci	2007	96,000	--	--	--	96,000
Chief Operating Officer (4)	2006	8,000	--	--	--	8,000
________________
(1) On February 12, 2008, in connection with the Share Exchange, Mr. Schloss became the Chief Executive Officer and Chief Financial Officer of Holdings.  Mr. Schloss had served in the same capacities for BroadWebAsia beginning in September 2007.  The annual, long term and other compensation shown in this table includes the amount Mr. Schloss received from BroadWebAsia prior to the consummation of the reverse acquisition.  In addition to Mr. Schloss' annual base salary of $193,000, he is entitled to receive a various allowances valued at an aggregate of approximately $197,000.  Mr. Schloss is also entitled to participate in the Company's executive bonus program.  These bonuses are granted at the sole discretion of the board of directors.  During 2007, Mr. Schloss received options that were exchanged in the Share Exchange for options to purchase 4,150,000 shares of our common stock.  The options will vest with respect to 25% of the total number of shares granted on October 1, 2008 and then vest in equal monthly installments over the following 3 year period.  No value has been assigned to Mr. Schloss's options for 2007

(2) Mr. Morgenstern served as the President and Treasurer of Holdings from February 15, 2007 through the closing of the Share Exchange.  Mr. Morgenstern received no compensation from Holdings for such services.

(3) Mr. Yeh served as the President and Chief Executive Officer of BroadWebAsia from September 2005 until September 2007. The annual, long term and other compensation shown in this table includes the amount Mr. Yeh received from BroadWebAsia prior to the consummation of the reverse acquisition.

(4) On February 12, 2008, in connection with the Share Exchange, Mr. Yacabucci became the Chief Operating Officer of Holdings.  Mr. Yacabucci had served in the same capacities for BroadWebAsia beginning in November 2006.  The annual, long term and other compensation shown in this table includes the amount Mr. Yacabucci received from BroadWebAsia prior to the consummation of the reverse acquisition.  Mr. Yacabucci's annual base salary is currently $96,000.  Upon the occurrence of the closing of our next financing, Mr. Yacabucci's base salary will increase to $180,000 per annum.  Upon the effective date of Mr. Yacabucci's employment contract, he was issued 345,000 shares of BroadWebAsia's capital stock which were exchanged for 2,491,083 shares of our common stock in the Share Exchange.  We have the right to repurchase such shares at a price of approximately $0.00013849375903615 per share.  The shares will fully vest 45 months from their issuance, and our right to repurchase the shares shall expire with respect to one-sixteenth of such shares on each February 1, May 1, August 1 and November 1 commencing with February 1, 2007 and concluding with November 1, 2010.  In addition, on November 13, 2007, BroadWebAsia granted Mr. Yacabucci options that were exchanged in the Share Exchange for stock options to purchase an aggregate of 846,600 shares of our common stock.  Such options vested immediately with respect to 110,387 shares, will vest in 12 equal quarterly installments with respect to another 217,461 shares and will vest in 16 equal quarterly installments with respect to the remaining 518,752 shares, in each case commencing February 13, 2008.  No value was assigned to Mr. Yacabucci's restricted stock or options for 2007.  The closing of the Share Exchange was a milestone the achievement of which entitled Mr. Yacabucci to a bonus of up to $60,000.

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers received any equity-based awards, including options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2007, nor do we provide retirement benefits (other than the state pension scheme in which all of our employees in China are required to participate), or severance or change of control benefits to our named executive officers.

Employment Agreements

On September 18, 2007, Peter Schloss, our Chief Executive Officer and Chief Financial Officer, entered into an employment agreement with our subsidiary BroadWebAsia pursuant to which BroadWebAsia agreed to pay him an annual base salary of $193,000, as consideration for performance of his duties as Chief Executive Officer of BroadWebAsia.  In addition to Mr. Schloss' base salary; he is entitled to receive a $10,000 home leave allowance, a $20,000 automobile allowance, a $45,000 tuition allowance and a $72,000 housing allowance.  Mr. Schloss is also entitled to participate in our executive bonus program.  These bonuses are granted at the sole discretion of our board of directors.  Mr. Schloss is also entitled to an annual tax equalization payment, by which we will pay on his behalf any personal income taxes which Mr. Schloss is required to pay in China, less the personal income tax he would be required to pay if (i) he were residing in Hong Kong, (ii) he was receiving the compensation provided by his employment agreement and (iii) his compensation was subject to Hong Kong personal income tax.  The tax equalization payment is estimated to be equal to $50,000 per year, although it may be more or less.  Pursuant to his employment agreement Mr. Schloss was also entitled to receive stock options for the purchase of a number of shares of common stock equal to 5% of BroadWebAsia's outstanding common stock and in fact receive stock options to purchase 4,150,000 shares of our common stock (after giving effect to the Share Exchange).  The options will vest with respect to 25% of the total number of shares granted on October 1, 2008 and then vesting in equal monthly installments over the following 3 year period.  The initial term of Mr. Schloss' employment agreement is one year, and will thereafter automatically renew until terminated upon three (3) months notice by either party.  The initial term of Mr. Schloss's employment is for one year, after which his employment shall be "at will."  During the initial term, Mr. Schloss may only be terminated by us for cause.  Thereafter, we must either give Mr. Schloss three months written notice of termination, or pay him three months of base salary plus allowances, in order to terminate his employment.  For a six month period following Mr. Yacabucci’s termination, he will not divert, take away or attempt to take away any customer or business partner of the Company who has been a customer or a partner within one year prior to the termination.

On January 31, 2007, James Yacabucci, our Chief Operating Officer, entered into an employment agreement with our subsidiary BroadWebAsia pursuant to which BroadWebAsia agreed to pay Mr. Yacabucci an annual base salary of $96,000.  Upon the occurrence of the closing of a financing greater than or equal to $5,000,000, Mr. Yacabucci's base salary will increase to $180,000 per annum.  Upon the effective date of Mr. Yacabucci's employment contract, he was issued 345,000 shares of BroadWebAsia's capital stock which were exchanged for 2,491,083 shares of our common stock in the Share Exchange.  We have the right to repurchase such shares at a price of approximately $0.000138493975903615 per share.  The shares will fully vest 45 months from their issuance, and our right to repurchase the shares shall expire with respect to one-sixteenth of such shares on each February 1, May 1, August 1 and November 1 commencing with February 1, 2007 and concluding with November 1, 2010.  In addition, on November 13, 2007, BroadWebAsia granted Mr. Yacabucci options that were exchanged in the Share Exchange for stock options to purchase an aggregate of 846,600 shares of our common stock.  Such options vested immediately with respect to 110,387 shares, will vest in 12 equal quarterly installments with respect to another 217,461 shares and will vest in 16 equal quarterly installments with respect to the remaining 518,752 shares.  The initial term of Mr. Yacabucci's employment agreement is one year, and shall thereafter automatically renew for successive three-month periods until terminated upon thirty (30) days notice by either party.  Upon termination by us for "cause" (as defined in our employment agreement with Mr. Yacabucci), Mr. Yacabucci will be entitled to receive his salary through the date of his termination.  In the event of a termination by us without cause, Mr. Yacabucci is entitled to receive his then salary for a period of six months, as severance.  In such case, we will also be responsible for, during the severance period, any major medical, hospitalization and health benefits, if any, covering the Mr. Yacabucci prior to his termination. Furthermore, if we terminate Mr. Yacabucci's employment for reasons other than for Cause (as defined in his employment agreement), then the vesting of his restricted stock will accelerate so that the shares of restricted stock that are scheduled to vest on each of the next four vesting dates shall vest immediately upon such termination date.  For a six month period following Mr. Yacabucci's termination, he will not divert, take away or attempt to take away any customer or business partner of the Company who has been a customer or a partner within one year prior to the termination.

2007 Equity Incentive Plan

We have adopted the World of Tea Inc. 2008 Equity Incentive Plan, pursuant to which 12,723,750 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers.

Director Compensation

There have been no fees earned or paid in cash for services to our directors for their services as directors of the Company.  No stock or  stock options or other  equity incentives were awarded to our directors during the fiscal year ended December 31, 2007, nor has any member of our board of directors received stock, stock options or other equity incentives since the end of the fiscal year ended December 31, 2007.  We do not have non-equity incentive or a deferred compensation plan in which our directors may participate.

We expect that we will retain independent directors in the near future.  Once we do so, we expect that we will pay those directors a fee for their services as our directors.

Certain Relationships and Related Transactions

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2006 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation").  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•
On February 12, 2008, Holdings consummated the Share Exchange contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of BroadWebAsia, including Brad Greenspan, our Chairman and James Yacabucci, our Chief Operating Officer.  Pursuant to the share exchange agreement, Holdings acquired 100 percent of the outstanding capital stock of BroadWebAsia in exchange for 83,000,000 shares of Holdings' common stock.  As a result of this transaction, Messrs. Greenspan and Yacabucci became the beneficial owners of approximately 93.0% of our outstanding common stock, in the aggregate.

•
From time to time Brad Greenspan, our Chairman and controlling stockholder, has advanced us various amounts of funds for our working capital.  At September 30, 2007, we owed Mr. Greenspan approximately $3,000,000.  On December 7, 2007, BroadWebAsia issued to Mr. Greenspan a convertible note (the "Convertible Note") in the principal amount of $1,150,000 and a "grid" promissory note (the "Grid Note") in the initial principal amount of $3,000,000. The principal amount of the Grid Note has been increased from time to time to reflect additional advances of funds by Mr. Greenspan to us. As of December 31, 2007, the outstanding principal amount of the Grid Note was $3,343,214. The Grid Note and Convertible Note were assumed by Holdings at the time of the reverse acquisition with BroadWebAsia in accordance with the provisions of the share exchange agreement.  The notes bear interest at the federal short-term rate in effect during the periods in which any amount owed pursuant to the terms of the notes remain outstanding, or for any entire calendar year that the note remained outstanding, the note bears interest at the "blended annual rate" which is published annually by the Internal Revenue Service.  Principal and accrued interest on the note is payable within sixty (60) days following Mr. Greenspan's written demand for payment, but the Company has the right at any time to prepay, in whole or in part, the principal and accrued interest without penalty upon fifteen (15) days prior written notice to Mr. Greenspan.  The Convertible Note is convertible into shares of our common stock, at the per share price received in the first financing.

•
On August 16, 2006, we completed the acquisition from Palisades Technology, Inc., a company owned and controlled by Brad Greenspan, our controlling shareholder, of stock representing 65% of the issued and outstanding capital stock of BBMAO BVI, and of its wholly owned subsidiary BBMAO HK, for a nominal amount of $1.  BBMAO BVI was incorporated in the BVI on August 8, 2005 for the purpose of being a holding company.  BBMAO HK was incorporated in Hong Kong on August 23, 2005 for the purpose of being a holding company.

•	BroadWebAsia sublets approximately 1,000 square feet of office space in Los Angeles from LiveUniverse on a month-to-month basis for which we pay LiveUniverse rent of approximately $5,000 per month.

Guarantees of Company Debt:

On September 12, 2007, BroadWebAsia issued a $750,000 Senior Secured Note (the "Lakewood Note") to the Lakewood Group, LLC.  Pursuant to the terms of the Lakewood Note, Brad Greenspan, our Chairman and controlling stockholder executed a personal guaranty secured, among other things, by a securities account pledge agreement in which he pledged his 10,575,000 ordinary shares of BroadWebAsia and 763,336 shares of common stock of New Motion, Inc. as security for such guaranty.  The Lakewood Note bears interest at a rate of 18% per annum, payable every two months in arrears, beginning on November 12, 2007, and on the maturity date.  The Lakewood Note is due and payable on the earlier of (i) March 4, 2008 and (ii) the occurrence of any financing (whether debt or equity) or series of financings with aggregate gross proceeds to BroadWebAsia in excess of $750,000.

On December 5, 2007, BroadWebAsia issued a $600,000 Junior Secured Note (the "EuroPlay Note") to EuroPlay Capital Advisors, LLC.  Pursuant to the terms of the EuroPlay Note, Brad Greenspan, our Chairman and controlling stockholder executed a personal guaranty secured, among other things, by a securities account pledge agreement in which he pledged his 10,575,000 ordinary shares of BroadWebAsia and 763,336 shares of common stock of New Motion, Inc. as security for such guaranty. The EuroPlay Note bears an interest at a rate of 18% per annum, payable every two months in arrears, beginning on January 31, 2008, and on the maturity date.  The EuroPlay Note is due and payable on the earlier of (i) March 14, 2008, and (ii) the date the Lakewood Note is repaid in full.

Promoters and Certain Control Persons

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC

Controls and Procedures

Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures as (defined in Rules 13a-14 and 15d-14 under the Securities Exchange Act of 1934) as of a date within 90 days prior to the filing date of this quarterly report and, based on this evaluation, have concluded that the disclosure controls and procedures are effective.

There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of the most recent evaluation.

Upon the closing of the Share Exchange on February 12, 2008, the size of Holding’s Board of Directors was increased from two to three directors, Israel Morgenstern and Svetlana Pojasnikova resigned as officers and directors of Holdings, and Brad Greenspan, Peter Schloss and James E. Yacabucci, Jr. were appointed to Holding’s Board of Directors. Simultaneously with the Share Exchange, Holdings appointed the previous officers of BroadWebAsia as the new officers of Holdings.

This current report on Form 8-K does not include either a report of management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm regarding internal control over financial reporting pursuant to temporary rules of the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Following the Share Exchange and the Split-Off, on February 12, 2008, we sold an aggregate of $300,000 principal amount of promissory notes ("Bridge Notes") to several purchasers in a private placement transaction pursuant to a Note Purchase Agreement, dated as of February 15, 2008, among us and the Lenders named therein. The Bridge Notes are due on the earlier of August 13, 2008 and the next transaction (or series of related transactions) in which we or our successor sell shares of our capital stock or securities convertible into shares of our capital stock for aggregate gross proceeds of not less than $4,000,000 (including any amounts received upon conversion or cancellation of indebtedness). Interest on the Bridge Notes accrues at a rate of 10% per annum for the first month they are outstanding and at a rate of 18% per annum thereafter. We may prepay the Bridge Notes at any time, in whole or in part, without penalty or premium.

Events of default under each Bridge Note include, but are not limited to, the following:

•	we default in the payment of interest and/or principal on such Bridge Note;

•	we fail to materially perform any other obligation of ours under such Bridge Note and such failure continues uncured for a period of ten (10) business days after notice thereof;

•	we experience certain insolvency- and bankruptcy- related events;

•	we sell or otherwise transfer all or substantially all of our assets; or

•	we are in material default of any of our indebtedness that gives the holder thereof the right to accelerate such indebtedness.

Upon the occurrence of an event of default, the entire indebtedness with accrued interest thereon due under each Bridge Note shall, at the option of its holder, be immediately due and payable without notice.

If we default in the payment of interest and/or principal on any Bridge Note, the holder thereof may at his option elect to convert all or a portion of the outstanding principal and unpaid accrued interest thereon into shares of our common stock at a conversion price equal to 50% of the closing sale price of our common stock on the date immediately prior to such conversion.

Item 3.02 Unregistered Sales of Equity Securities

Sales by Holdings

On February 15, 2007, Holdings issued 700,000 shares of its common stock to Israel Morgenstern, its President, Treasurer, and Director. The purchase price paid for such shares was equal to its par value, $0.001 per share, and amounted in the aggregate to $700.  The shares were issued in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

On February 19, 2007, Holdings issued 1,300,000 shares of its common stock to Svetlana Pojasnikova, an officer and director of the Company. The purchase price paid for such shares was equal to their par value, $0.001 per share, and amounted in the aggregate to $1,300. The shares were issued in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

In March 2007 through May 2007, Holdings issued 1,800,000 shares of common stock to 53 investors in a private placement transaction.  The consideration paid for such shares was $0.035 per share, amounting in the aggregate to $63,000.  Such offering was made in reliance upon the exemption from the registration requirements of the Securities Act provided by Regulation S promulgated thereunder, which exempts offers and sales made outside of the United States to purchasers that are not United States persons (as defined in Regulation S) and are not acquiring the shares for the account or benefit of a United States person.  There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

On February 12, 2008, we issued 83,000,000 shares of our common stock to the former shareholders of BroadWebAsia.  The total consideration for these shares of our common stock was 11,495,000 ordinary shares of BroadWebAsia, which were all of the issued and outstanding capital stock of BroadWebAsia.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the shareholders of BroadWebAsia was determined based on an arms'-length negotiation.  The issuance of our shares of common stock to the former shareholders of BroadWebAsia was made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

We also issued options and warrants to purchase shares of our common stock to the former holders of options and warrants to purchase ordinary shares of BroadWebAsia.  The issuance of such options and warrants, and the offer of our common stock that may be deemed included therein, were made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

In connection with the Share Exchange, Holdings issued 25,000 shares of common stock to a finder.  The issuance of such shares of common stock were made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

The description of the Share Exchange set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

On February 12, 2008, we sold $300,000 aggregate principal amount of Bridge Notes. Under certain circumstances, such Bridge Notes may be converted into shares of our common stock. The Bridge Notes were offered and sold, and any shares of common stock that may be issued upon conversion of the Bridge Notes will be offered and sold in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering. The description of the Bridge Notes set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Sales by BroadWebAsia

Upon BroadWebAsia's incorporation, on November 22, 2005, BroadWebAsia issued an aggregate of 300 of its ordinary shares to its founder, Brad Greenspan, in exchange for an aggregate of $300 of consideration.

On January 1, 2006, BroadWebAsia issued an additional 123 of its ordinary shares to Brad Greenspan for a consideration of $1.00 per share and 23 shares to Daniel Yeh for consideration of $1.00 per share.

On February 26, 2007, each previously outstanding ordinary share of BroadWebAsia, par value $1.00 per share, was cancelled and replaced by 25,000 ordinary shares of BroadWebAsia, par value $0.00004 per share.  Pursuant to an Employment Agreement dated January 31, 2007, BroadWebAsia obliged itself to issue 345,000 shares to James Yacabucci, who became the registered holder of such shares on 26 February 2007, following the stock split, in exchange for $34,500 of consideration.

BroadWebAsia's issuances of its ordinary shares to Mssrs. Greenspan, Yeh and Yacabucci were made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

In connection with BroadWebAsia's sale of $850,000 aggregate principal amount of notes on September 12, 14 and 19, 2007, BroadWebAsia issued to Lakewood, Ron Greenspan and the J. M. Mallick Revocable Trust warrants exercisable, in the aggregate, to purchase a number of its ordinary shares equal to $850,000 divided by 75% of the per share price received in the Triggering Financing, for an aggregate exercise price of $850,000.  The issuance of such warrants to Lakewood, Ron Greenspan and the J. M. Mallick Revocable Trust was, and the issuance of any shares of common stock upon exercise thereof will be, made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

In connection with BroadWebAsia's sale of a note in the principal amount of $600,000, on December 5, 2007, BroadWebAsia issued to EuroPlay warrants exercisable to purchase a number of its ordinary shares equal to $300,000 divided by 100% of the per share price received in the Triggering Financing, for an aggregate exercise price of $300,000.  The issuance of such warrants to EuroPlay was, and the issuance of any shares of common stock upon exercise thereof will be, made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

On December 7, 2007, BroadWebAsia issued a Convertible Promissory Note to Brad Greenspan in the principal amount of $1,150,000.  Such Convertible Note provides that it is convertible into shares of common stock, at the per share price received in the first financing.  The issuance of the Convertible Note to Mr. Greenspan was, and the issuance of any shares of common stock upon conversion thereof will be, made in reliance upon exemptions from the registration requirements of the Securities Act, including without limitation, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.

Description of Capital Stock

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 5,000,000 are shares of preferred stock.

Capital Stock Issued and Outstanding

After giving effect to the Share Exchange and the Split-Off, our issued and outstanding securities, on a fully diluted basis, are as follows:

•	84,825,000 shares of our common stock;

•	Options to purchase an aggregate of 7,596,292 shares of our common stock at an exercise price of approximately $0.60 per share.

•
Warrants exercisable to purchase a number of shares of our common stock equal to $850,000 divided by 75% of the per share price we receive in the Triggering Financing for an aggregate exercise price of $850,000; and

•
A warrant exercisable to purchase a number of shares of our common stock equal to $300,000 divided by 100% of the per share price we receive in the Triggering Financing for an aggregate exercise price of $300,000.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Articles of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series.  Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options

In connection with the Share Exchange, each holder of options to purchase ordinary shares of BroadWebAsia exchanged such BroadWebAsia options for options to purchase shares of common stock of Holdings.  Specifically, at the time of the Share Exchange, BroadWebAsia had outstanding stock options to purchase an aggregate of approximately 1,052,039 of its ordinary shares at an exercise price of approximately $4.35 per share.  All such outstanding options were exchanged for stock options to purchase an aggregate of 7,596,292 shares of Holdings' common stock at an exercise price of approximately $0.60 per share.  The terms of the Holdings stock options issued in the Share Exchange were substantially similar to the terms of the BroadWebAsia stock options outstanding prior to such Share Exchange, except that exercise price and number of shares issuable upon exercise thereof were proportionally adjusted to reflect the exchange ratio in the Share Exchange.

We have adopted a stock incentive plan, pursuant to which 12,723,750 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers.

Warrants

In the Share Exchange, we issued warrants to purchase a number of shares or our common stock equal to $850,000 divided by 75% of the per share price received in the Triggering Financing and a warrant exercisable to purchase a number of shares of our common stock equal to $300,000 divided by 100% of the per share price we receive in the Triggering Financing.

Lock-Up Agreements

As a condition to the Share Exchange, stockholders of Holdings prior to the Share Exchange who held an aggregate of at least 800,000 shares of Holdings' common stock were required to enter into Lock-up Agreements with us, pursuant to which their disposal of beneficial ownership of such shares of our common stock is subject to certain restrictions for a period of 120 days following the date of the Share Exchange.  The form of such Lock-up Agreement is attached hereto as Exhibit 10.34 and incorporated herein by reference.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future.  We currently intend to use all available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes ("NRS") Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers.  The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director, officer, or representative of ours or of any other entity at our request.

Our Articles of Incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We also have director and officer indemnification agreements with each of our executive officers that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any "claim" (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

We are also permitted to apply for insurance on behalf of any director, officer, agent, fiduciary or employee for liability arising out of such person being made party to a proceeding because he is our officer, agent, fiduciary or employee or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at our request.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. under the symbol WLTE.OB, but is not trading.  We have notified the OTC Bulletin Board of our name change and will obtain a new symbol.  As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or The Nasdaq Stock Market, although we cannot be certain that any of these applications will be approved.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, Inc., 100 2nd Avenue, South, Suite 104N, St. Petersburg, FL  33701.

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2008, upon the closing of the Share Exchange, the size of Holdings' Board of Directors was increased from two to three directors, Israel Morgenstern and Svetlana Pojasnikova resigned as officers and directors of Holdings, and Brad Greenspan, Peter Schloss and James Yacabucci were appointed to Holdings' Board of Directors.  Simultaneously with the Share Exchange, Holdings appointed the previous officers of BroadWebAsia as the new officers of Holdings.  Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

Following the consummation of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 8.01 Other Events

On January 7, 2008 our BVI subsidiary, BroadWebAsia, Inc., entered into an agreement providing for investment banking services (the "Letter Agreement"). Under the Letter Agreement, the Company appointed an exclusive financial advisor and placement agent. Following the three month anniversary of the Letter Agreement the Letter Agreement may be terminated by either party on 10 days prior written notice to the other party, provided the Company will remain obligated for any fees earned prior to termination.

In the event an "Offering" is completed during the term of the Letter Agreement, the Company for a period of twelve months after the expiration of the Letter Agreement, shall grant the right to provide investment banking services to the Company on an exclusive basis in all matters involving the Company's equity securities or other instruments that may at any time be convertible into, exchangeable for, or otherwise entitle the holder thereof to receive, directly or indirectly, equity securities of the Company, for which investment banking services are sought by the Company (such right, the "Right of First Refusal"). For these purposes, investment banking services shall include, without limitation, (i) acting as lead, book-running manager for any underwritten public offering; (ii) acting as exclusive placement agent or financial advisor in connection with any private offering of securities of the Company; and (iii) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Company shall be notified of the intention to exercise the Right of First Refusal within 15 business days following receipt of a written notice by the Company that it is considering any of the above transactions. Any decision to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification, and shall be subject to general market conditions. If the Right of First Refusal is not exercised, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not materially more favorable to such other person or persons than the terms declined.

In the event that the Company consummates an Offering, concurrently with the closing of the Offering, the Company will pay a cash fee equal to 8% of the gross proceeds received from the sale of securities and issue warrants for the purchase of an amount equal to 10% of the securities issued in the Offering (the "Warrants"). The Warrants will be exercisable into the same class of common stock as issued as part of the Offering, have a strike price equal to the 120% of the price paid by the investors in connection with the Offering price and have a term of five years. The Warrants will provide for cashless or "net" exercise at all times. In the event warrants are issued to investors as part of the Offering ("Investor Warrants"), the terms and conditions of the Warrants shall be the same as Investor Warrants, except for provisions as to term, exercise price and cashless exercise, which shall be as set forth above. The shares issuable upon exercise of the Warrants will be entitled to the same registration rights as those granted to the investors in connection with the Offering. The Company will extend the indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the Offering, as a third party beneficiary.

Whether or not the Offering closes, the Company has agreed to reimburse $25,000 of expenses. For the purposes of the Letter Agreement, an "Offering" is defined as "a 'PIPE' transaction involving the sale of securities to institutional investors." The Company is in discussions with various institutional investors and strategic partners concerning investment in the Company.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a):

(i) BroadWebAsia's audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 as previously filed in this Current Report as Exhibit 99.1;

(ii) BroadWebAsia's unaudited financial statements for the nine-month interim periods ended September 30, 2007 and 2006 as previously filed in this Current Report as Exhibit 99.2; and

(iii) BroadWebAsia's audited financial statements for the fiscal years ended December 31, 2007 are filed in this Current Report on Form 8-K/A as Exhibit 99.4.
(b) Pro Forma Financial Information.  The Company has excluded the pro forma disclosure required under Rule 8-05 of Regulation S-X since the Company’s historical information as presented in these financial statements represent, in all material respects, what would be presented on a pro forma basis due to the lack of operations of the accounting acquiree.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K/A.

Exhibit No.	Description

2.1*	Share Exchange Agreement, dated February 12, 2008, among World of Tea Inc., BroadWebAsia, Inc. and BroadWebAsia, Inc.'s shareholders.

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed September 10, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed September 10, 2007)

10.1*	Chinese Foreign Equity Joint Venture Contract, dated November 14, 2006, between Shangdong Linyi Yinguang Fusi Internet Digital Technology Co., Ltd and BroadWebAsia, Inc. (English Translation)

10.2*	Articles of Association of Equity Joint Venture Company b/n Beijing Dongfang Shang You Tech Co., Ltd. and BroadWebAsia, Inc., establishing Beijing Souyo Digital Technology Co. Ltd.

10.3*	Equity Joint Venture Contract between Shanghai Haolai Computer Information Technology Co, Ltd and BroadWeb Asia, Inc.

10.4*
Exclusive Management Consulting Services Agreement, dated November 13, 2007, among BWA Management Consulting (Shanghai) Co., Ltd., Beijing BBMAO Internet Technology Co., Ltd., Xiaozhi Zhang, Xiaohong Dong

10.5*	Purchase Option Agreement, dated November 13, 2007, among Beijing BBMAO Internet Technology Co., Ltd., and BWA Management Consulting (Shanghai) Co., Ltd., Xiaozhi Zhang, Xiaohong Dong

10.6*	Equity Pledge Agreement, dated November 13, 2007, among Xiaozhi Zhang, Xiaohong Dong, Beijing BBMAO Internet Technology Co., Ltd., and BWA Management Consulting (Shanghai) Co., Ltd.

10.7*	Exclusive Technology Consulting Agreement, dated November 13, 2007, between BWA Management Consulting (Shanghai) Co., Ltd. and Beijing BBMAO Internet Technology Co., Ltd.

10.8*	Senior Secured Note, dated September 12, 2007, by BroadWebAsia, Inc. in favor of Lakewood Group, LLC

10.9*	Security Agreement, dated September 12, 2007, between BroadWebAsia, Inc. and Lakewood Group, LLC

10.10*	Promissory Note, dated September 14, 2007, by BroadWebAsia, Inc. in favor of Ron Greenspan

10.11*	Promissory Note, dated September 19, 2007, by BroadWebAsia, Inc. in favor of JM Mallick Revocable Trust, dated August 26, 1987

10.12*	Employment Agreement, dated January 31, 2007, between BroadWebAsia, Inc. and James Yacabucci

10.13*	Employment Agreement, dated September 18, 2007, between BroadWebAsia, Inc. and Peter Schloss

10.14*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 12, 2007, issued to Lakewood Group, LLC

10.15*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 19, 2007, issued to Ron Greenspan

10.16*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 19, 2007, issued to JM Mallick Revocable Trust, dated August 26, 1987

10.17*	Convertible Promissory Note, dated December 7, 2007, by BroadWebAsia in favor of Brad Greenspan

10.18*	Promissory Note, dated December 7, 2007, by BroadWebAsia in favor of Brad Greenspan

10.19*	Restricted Stock Agreement, dated as of January 31, 2007, by and between BroadWebAsia and James Yacabucci

10.20*	World of Tea Inc. 2008 Equity Incentive Plan

10.21*	Form of 2008 Incentive Stock Option Agreement

10.22*	Form of 2008 Non-Qualified Stock Option Agreement

10.23*	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of February 12, 2008, between World of Tea Inc. and WTO Holdings, Inc.

10.24*	Stock Purchase Agreement, dated as of February 12, 2008 among World of Tea Inc., Israel Morgenstern and Svetlana Pojasnikova

10.25*	Note Purchase Agreement, dated as of February 12, 2008, between World of Tea Inc. and the Lenders party thereto

10.26*	Form of Promissory Notes, made by World of Tea Inc. for the benefit of the Lenders under the Note Purchase Agreement, dated as of February 12, 2008

10.27*	Resignation and Release of Israel Morgenstern, dated as of February 12, 2008

10.28*	Resignation and Release of Svetlana Pojasnikova, dated as of February 12, 2008

10.29*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, vesting over a three year period

10.30*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, vesting over a four year period

10.31*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, immediately vesting

10.32*	Option Agreement between BroadWebAsia and Peter Schloss, dated November 13, 2007

10.33*	Form of BroadWebAsia Employee Option Agreements

10.34*	Form of Lock-Up Agreement

10.35*	Junior Secured Note made by BroadWebAsia in favor of EuroPlay, dated as of December 5, 2007

10.36*	Junior Security Agreement between BroadWebAsia and EuroPlay, dated as of December 5, 2007

10.37*	Form of Share Purchase Warrant issued by BroadWebAsia to EuroPlay

10.38*	Form of Letter Agreement, dated as of December 3, 2007, between BroadWebAsia and Lakewood

99.1*	BroadWebAsia, Inc. financial statements for the fiscal years ended December 31, 2006 and 2005

99.2*	BroadWebAsia, Inc. unaudited financial statements for the nine months ended September 30, 2007

99.3*	Pro forma unaudited consolidated financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and the year ended December 31, 2006

99.4	BroadWebAsia, Inc. financial statements for the fiscal years ended December 31, 2007 and 2006

* Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 23, 2008

BROADWEBASIA, INC.
(f/k/a WORLD OF TEA INC.)

By: /s/ Peter Schloss
Name: Peter Schloss
Title: Chief Executive Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Share Exchange Agreement, dated February 12, 2008, among World of Tea Inc., BroadWebAsia, Inc. and BroadWebAsia, Inc.'s shareholders

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed September 10, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed September 10, 2007)

10.1*	Chinese Foreign Equity Joint Venture Contract, dated November 14, 2006, between Shangdong Linyi Yinguang Fusi Internet Digital Technology Co., Ltd and BroadWebAsia, Inc. (English Translation)

10.2*	Articles of Association of Equity Joint Venture Company b/n Beijing Dongfang Shang You Tech Co., Ltd. and BroadWebAsia, Inc., establishing Beijing Souyo Digital Technology Co. Ltd.

10.3*	Equity Joint Venture Contract between Shanghai Haolai Computer Information Technology Co, Ltd and BroadWeb Asia, Inc.

10.4*
Exclusive Management Consulting Services Agreement, dated November 13, 2007, among BWA Management Consulting (Shanghai) Co., Ltd., Beijing BBMAO Internet Technology Co., Ltd., Xiaozhi Zhang, Xiaohong Dong

10.5*	Purchase Option Agreement, dated November 13, 2007, among Beijing BBMAO Internet Technology Co., Ltd., and BWA Management Consulting (Shanghai) Co., Ltd., Xiaozhi Zhang, Xiaohong Dong

10.6*	Equity Pledge Agreement, dated November 13, 2007, among Xiaozhi Zhang, Xiaohong Dong, Beijing BBMAO Internet Technology Co., Ltd., and BWA Management Consulting (Shanghai) Co., Ltd.

10.7*	Exclusive Technology Consulting Agreement, dated November 13, 2007, between BWA Management Consulting (Shanghai) Co., Ltd. and Beijing BBMAO Internet Technology Co., Ltd.

10.8*	Senior Secured Note, dated September 12, 2007, by BroadWebAsia, Inc. in favor of Lakewood Group, LLC

10.9*	Security Agreement, dated September 12, 2007, between BroadWebAsia, Inc. and Lakewood Group, LLC

10.10*	Promissory Note, dated September 14, 2007, by BroadWebAsia, Inc. in favor of Ron Greenspan

10.11*	Promissory Note, dated September 19, 2007, by BroadWebAsia, Inc. in favor of JM Mallick Revocable Trust, dated August 26, 1987

10.12*	Employment Agreement, dated January 31, 2007, between BroadWebAsia, Inc. and James Yacabucci

10.13*	Employment Agreement, dated September 18, 2007, between BroadWebAsia, Inc. and Peter Schloss

10.14*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 12, 2007, issued to Lakewood Group, LLC

10.15*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 19, 2007, issued to Ron Greenspan

10.16*	BroadWebAsia, Inc. Share Purchase Warrant, dated September 19, 2007, issued to JM Mallick Revocable Trust, dated August 26, 1987

10.17*	Convertible Promissory Note, dated December 7, 2007, by BroadWebAsia in favor of Brad Greenspan

10.18*	Promissory Note, dated December 7, 2007, by BroadWebAsia in favor of Brad Greenspan

10.19*	Restricted Stock Agreement, dated as of January 31, 2007, by and between BroadWebAsia and James Yacabucci

10.20*	World of Tea Inc. 2008 Equity Incentive Plan

10.21*	Form of 2008 Incentive Stock Option Agreement

10.22*	Form of 2008 Non-Qualified Stock Option Agreement

10.23*	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of February 12, 2008, between World of Tea Inc. and WTO Holdings, Inc.

10.24*	Stock Purchase Agreement, dated as of February 12, 2008 among World of Tea Inc., Israel Morgenstern and Svetlana Pojasnikova

10.25*	Note Purchase Agreement, dated as of February 12, 2008, between World of Tea Inc. and the Lenders party thereto

10.26*	Form of Promissory Notes, made by World of Tea Inc. for the benefit of the Lenders under the Note Purchase Agreement, dated as of February 12, 2008

10.27*	Resignation and Release of Israel Morgenstern, dated as of February 12, 2008

10.28*	Resignation and Release of Svetlana Pojasnikova, dated as of February 12, 2008

10.29*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, vesting over a three year period

10.30*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, vesting over a four year period

10.31*	Option Agreement between BroadWebAsia and James Yacabucci, dated November 13, 2007, immediately vesting

10.32*	Option Agreement between BroadWebAsia and Peter Schloss, dated November 13, 2007

10.33*	Form of BroadWebAsia Employee Option Agreements

10.34*	Form of Lock-Up Agreement

10.35*	Junior Secured Note made by BroadWebAsia in favor of EuroPlay, dated as of December 5, 2007

10.36*	Junior Security Agreement between BroadWebAsia and EuroPlay, dated as of December 5, 2007

10.37*	Form of Share Purchase Warrant issued by BroadWebAsia to EuroPlay

10.38*	Form of Letter Agreement, dated as of December 3, 2007, between BroadWebAsia and Lakewood

99.1*	BroadWebAsia, Inc. financial statements for the fiscal years ended December 31, 2006 and 2005

99.2*	BroadWebAsia, Inc. unaudited financial statements for the nine months ended September 30, 2007

99.3*	Pro forma unaudited consolidated financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and the year ended December 31, 2006

99.4	BroadWebAsia, Inc. financial statements for the fiscal years ended December 31, 2007 and 2006

* Previously Filed